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Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-076588 and 333-109659

The information in this prospectus supplement and the accompanying prospectuses is not complete and may be changed. This prospectus supplement and the accompanying prospectuses are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement Dated December 1, 2005

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 30, 2002 and Prospectus dated October 24, 2003)

4,200,000 Shares

Common Shares of Beneficial Interest

We are offering 3,250,000 of our common shares of beneficial interest and HRPT Properties Trust, or HRPT, the selling shareholder, is offering 950,000 of our common shares of beneficial interest. We will not receive any proceeds from the sale of our shares by the selling shareholder.

Our common shares are listed on the New York Stock Exchange under the symbol "SNH". The last reported sale price of our common shares on November 30, 2005, was $18.81 per share.

Investing in our common shares involves a high degree of risk. You should read carefully both the accompanying prospectuses and this prospectus supplement in their entirety, including the section entitled "Risk factors" that begins on page S-6 of this prospectus supplement, which describes the material risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectuses are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

Proceeds, before expenses, to the selling shareholder	$	$

The underwriters may also purchase from the selling shareholder up to an additional 630,000 of our common shares at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise the option in full, the total discounts and commissions will be $             , and the total proceeds, before expenses, to us will be $             , and to the selling shareholder will be $             .

The underwriters are offering our common shares as described in "Underwriting". The shares will be ready for delivery on or about December    , 2005.

Joint Book-Running Managers

UBS Investment Bank	RBC Capital Markets

Co-Lead Manager

Merrill Lynch & Co.

Wachovia Securities
Ferris, Baker Watts Incorporated
Stifel Nicolaus

The date of this prospectus supplement is December     , 2005.

In this prospectus supplement, the terms "SNH", "Senior Housing", "we", "us", and "our" include Senior Housing Properties Trust and its consolidated subsidiaries unless otherwise expressly stated or the context otherwise requires. References in this prospectus supplement to "shares" mean our common shares of beneficial interest.

In presenting "as adjusted" information we have assumed that this offering has been completed and that we have applied the net proceeds as described in this prospectus supplement. Unless otherwise stated we have assumed throughout this prospectus supplement that the underwriters' over-allotment option is not exercised.

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectuses. We and the selling shareholder have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholder are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectuses, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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Incorporation of certain information by reference

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we subsequently file with the Securities and Exchange Commission, or the SEC, will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act:

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Our Annual Report on Form 10-K for the year ended December 31, 2004 as amended by Forms 10-K/A filed on March 16, 2005, March 17, 2005 and March 29, 2005;

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Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005;

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Our Current Reports on Form 8-K dated July 29, 2005, June 8, 2005 and March 10, 2004;

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The description of our junior participating preferred share rights contained in our registration statement on Form 8-A (File No. 001-15319), filed on March 18, 2004; and

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The description of our common shares contained in our registration statement on Form 8-A (File No. 001-15319), filed on September 22, 1999.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before the termination of the offering of the common shares:

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Reports filed under Sections 13(a) and (c) of the Exchange Act;

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Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

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Any reports filed under Section 15(d) of the Exchange Act.

You may request a copy of any of these filings (excluding exhibits other than those which we specifically incorporate by reference in this prospectus), at no cost, by writing, emailing or telephoning us at the following address:

Investor Relations
Senior Housing Properties Trust
400 Centre Street
Newton, Massachusetts 02458
(617) 796-8350
info@snhreit.com

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Prospectus supplement summary

This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectuses, including the "Risk factors" section. You should also read the documents referred to in "Incorporation of certain information by reference".

OUR COMPANY

We are a real estate investment trust, or REIT, which invests in senior living properties, including apartment buildings for aged residents, independent living properties, assisted living facilities and nursing homes. As of November 30, 2005, we owned 190 properties located in 32 states with a book value of $1.7 billion before depreciation. Eighty-five percent (85%) of our rents come from senior living properties where a majority of the revenues are paid by residents from private resources and not by the government funded Medicare and Medicaid programs. As of November 30, 2005, the annual rents from our properties totalled $166.6 million and were paid by tenants as shown in the following chart (dollars in thousands):

(1)
This lease is guaranteed by Marriott International, Inc., or Marriott.

(2)
This lease is guaranteed by Independence Blue Cross.

(3)
On October 26, 2004, we terminated the lease with HealthSouth Corporation, or HealthSouth. We are involved in litigation with HealthSouth regarding this lease. See "Recent developments".

(4)
Effective November 1, 2005, Five Star operates 12 of these communities, one is closed and 18 are currently managed by a subsidiary of Sunrise Senior Living, Inc., or Sunrise. This lease is not guaranteed by Sunrise. See "Recent developments".

DISTRIBUTIONS

We pay regular quarterly distributions to our shareholders. Our distribution rate is currently $0.32 per share each quarter ($1.28 per share each year). On October 6, 2005, we declared a quarterly distribution of $0.32 per share, which was paid on November 18, 2005, to our shareholders of record as of the close of business on October 20, 2005. We expect the next quarterly distribution for the period ended December 31, 2005, to be declared in January 2006 and paid in February 2006. Shareholders who purchase shares in this offering and continue to hold their shares through the record date for the next distribution will receive a full quarterly distribution.

RECENT DEVELOPMENTS

Since December 31, 2004, the following significant events affecting our business have occurred:

–>
In the third quarter of 2005, Five Star Quality Care, Inc., or Five Star, our most important tenant, completed a public offering of 7.8 million of its common shares raising net proceeds of approximately $57.0 million. We are indirectly affected by this offering as follows:

•
In June 2005 we loaned Five Star $24.0 million secured by a first mortgage on six assisted living communities located in western Pennsylvania. The loan proceeds were used by Five Star to partially fund its purchase of the mortgaged communities for approximately $58.0 million. On August 29, 2005, Five Star used the proceeds of its common share offering to repay this $24.0 million loan.

•
At the time of its common share offering, Five Star announced that it would terminate agreements by which Sunrise managed 12 communities for Five Star. We own and lease these 12 communities to Five Star. After it completed its common share offering, Five Star forwarded the termination notices to Sunrise and Five Star paid termination fees to Sunrise of $81.5 million. These terminations became effective on November 1, 2005, and Five Star now manages these 12 communities for its own account. Pursuant to our lease with Five Star for the 12 affected communities, we consented to Five Star's termination of the Sunrise management agreements. We also agreed to provide Five Star with partial funding of its termination fee by agreeing to a sale leaseback transaction involving six facilities.

The sale leaseback transaction with Five Star involved the six assisted living communities in western Pennsylvania which Five Star purchased in June 2005 and closed on October 31, 2005. These communities have 654 living units and 100% of the revenues at these communities are paid by residents from their private resources. Our purchase price for these communities was equal to the purchase price that Five Star paid in June 2005, or $58.0 million. These communities were added to our master lease with Five Star for a term ending in 2020, and the annual rent payable under this lease increased by $5.2 million per year plus percentage rent beginning in 2007.

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In July 2005, we amended our unsecured revolving credit facility to increase the available borrowing amount from $250.0 million to $550.0 million and extend the maturity date from November 2005 to November 2009, with an option to extend the maturity by one additional year upon payment of a fee. The annual interest payable for amounts drawn under the facility was reduced from LIBOR plus 1.45% to LIBOR plus 1.00%. In certain circumstances, the amount of unsecured borrowings available under this facility may be increased to $1.1 billion. Certain financial and other covenants in the facility were also amended to reflect current market conditions.

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In June 2005, we purchased from Five Star four assisted living communities for $24.0 million, which we leased back to Five Star. These properties contain 299 living units and 100% of the revenues at these facilities are paid by residents from their private resources. These communities were added to our master lease with Five Star for a term ending in 2020, plus tenant renewal options thereafter. The annual rent under the master lease increased by $2.2 million and percentage rent based on increases in gross revenues at the four properties added will commence in 2007.

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In May 2005, we sold a nursing home to Five Star for $4.6 million and recognized a gain of $717,000. This property was part of a master lease with Five Star. Under the terms of this master lease, upon the sale of the property, the annual rent payable under the combined lease was reduced by 10% of the net proceeds that we received from the sale, or $460,000. Simultaneous with this sale, we repaid the $4.2 million mortgage note that was secured by this property. This mortgage was also secured by $4.3 million of restricted cash, which became unrestricted when the mortgage was prepaid.

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As described in our 2004 Annual Report on Form 10-K, we are in litigation with HealthSouth. In January 2002, HealthSouth settled a default under its lease with us by exchanging properties. We delivered to HealthSouth title to five nursing homes which HealthSouth leased from us. In exchange, HealthSouth delivered to us title to two rehabilitation hospitals and we entered into an amended lease, reducing the annual rent from $10.3 million to $8.7 million, extending the lease term and changing other lease terms between HealthSouth and us. A primary factor which caused us to lower the rent for an extended lease term was the purported credit strength of HealthSouth. In agreeing to lower the rent and extend the lease term, we relied upon statements made by certain officers of HealthSouth, upon financial statements and other documents provided by HealthSouth, upon public statements made by HealthSouth and its representatives concerning HealthSouth's financial condition and upon publicly available documents filed by HealthSouth. In March 2003, the SEC accused HealthSouth and some of its executives of publishing false financial information; since then, according to published reports, at least 16 former HealthSouth executives, including all five of its former chief financial officers, have pled guilty to, or been found guilty of, various crimes. In April 2003, we commenced a lawsuit against HealthSouth in the Massachusetts Land Court seeking, among other matters, to reform the amended lease, based upon HealthSouth's fraud, by increasing the rent payable to us back to $10.3 million from January 2, 2002 until the termination or expiration of the amended lease and to change the lease term to its historical expiration on January 1, 2006, among other matters. HealthSouth has defended this lawsuit and asserted counterclaims against us arising from this and unrelated matters. This litigation is pending at this time. In June 2004, we declared an event of default under the amended lease because HealthSouth failed to deliver to us accurate and timely financial information as required by the amended lease. On October 26, 2004, we terminated the amended lease because of these defaults. On November 2, 2004, HealthSouth brought a second lawsuit against us in the Massachusetts Superior Court seeking to prevent our termination of the amended lease. On September 25, 2005, this court ruled that our termination was proper. We believe our lease with HealthSouth requires that, after termination, HealthSouth manage the hospitals for our account for a management fee during the period of the transition to a new tenant and remit the net cash flow to us. During the pendency of these disputes, HealthSouth has continued to pay us at the disputed rent amount and we have applied the payments received against the net cash flow due, but we do not know how long HealthSouth may continue to make payments. According to affidavits submitted during this litigation by HealthSouth, the leased hospitals produced cash flow in prior periods of approximately $14 million per year in excess of amounts paid by HealthSouth to us. We do not know the amount of cash flow currently being produced by these hospitals. The court has also granted our request to sequester the net cash proceeds of the hospitals and appointed a receiver to calculate and hold these amounts until the litigation is concluded; however, HealthSouth disputes the meaning of this sequestration order and no money has yet been collected by the receiver. HealthSouth disputes that the court order requires the sequestration of cash flow from the date of the lease termination to the present. On June 27, 2005, HealthSouth filed with the SEC a restated Annual Report on Form 10-K for periods ended December 31, 2003. HealthSouth's restated Form 10-K includes financial data which shows HealthSouth to have a substantial negative net worth and a history of substantial operating losses. To date we have been unable to obtain reliable current financial information about the operations of HealthSouth or our hospitals. Accordingly, we do not know if we will be able to collect any amounts which the courts may determine to be owed to us by HealthSouth. HealthSouth has recently lost preliminary appeals from the order appointing a receiver and other matters, but we expect HealthSouth may pursue further appeals whenever final judgments are entered in the Superior Court case or if and when we win the Land Court case. If we ultimately prevail in our litigation and are entitled to receive the cash flows, net of a management fee, from the hospitals' operations, and if, as a result, under Internal Revenue Code laws and regulations applicable to REITs these properties are foreclosure properties, the cash flows received would be subject to income tax at corporate rates. Based on the 2004 cash flow amount disclosed by HealthSouth, we estimate that the potential tax due for the period from the date of the lease termination through September 30, 2005, could range between $3.0 million and $6.0 million, and is largely dependent upon the actual cash flow that we receive. Legal expenses incurred related to this matter were approximately $350,000 and $1,240,000, respectively, for the quarter and nine months ended September 30, 2005 and $75,000 and $125,000, respectively, for the quarter and nine months ended September 30, 2004, and are included in general and administrative expenses. We expect these legal expenses to continue so long as our litigations with HealthSouth continue, but we cannot predict the amount of these future expenses at this time.

ORGANIZATION AND PRINCIPAL PLACE OF BUSINESS

We are organized as a Maryland real estate investment trust. Our principal place of business is 400 Centre Street, Newton, Massachusetts 02458 and our telephone number is (617) 796-8350.

The offering

Shares being offered by us	3,250,000 shares
Shares being offered by the selling shareholder	950,000 shares
Shares to be outstanding after the offering	71,812,227 shares
Use of proceeds	We estimate that our net proceeds from this offering will be $57.9 million (assuming a public offering price of $18.81 per share). We intend to apply our net proceeds from this offering to the redemption of $52.5 million of our outstanding 7.875% senior notes due in 2015 plus a redemption premium of $4.1 million and accrued but unpaid interest and the excess, if any, to the repayment of borrowings outstanding on our revolving credit facility. We will not receive any proceeds from the sale of our shares by the selling shareholder. We and the selling shareholder will each pay our pro-rata part of the costs of this offering including the underwriting discount.
New York Stock Exchange symbol	SNH

The number of our shares to be outstanding after this offering is based on the number of shares outstanding on November 30, 2005. If the underwriters exercise their over-allotment option, the selling shareholder will sell up to an additional 630,000 shares and the number of our shares outstanding will not change.

Risk factors

An investment in our shares involves risks. Investors should carefully consider the following material risks, the information contained under "Warning Regarding Forward-looking statements", as well as the other information contained in this prospectus supplement and the accompanying prospectuses, including the documents incorporated by reference.

Financial and other difficulties at Five Star could adversely affect us.

Five Star is our most important tenant. At present, Five Star is responsible for approximately 62% of our total rents. Five Star has not been consistently profitable since it became a public company in 2001. Although it was profitable in 2004 and the first half of 2005, Five Star experienced a significant loss in the third quarter and it will experience a loss for the full year 2005 as a result of termination fees it paid to Sunrise. Also, while Five Star has access to a $25.0 million working capital line of credit from a financial institution, Five Star has limited resources and has substantial lease obligations to us and others. Five Star's business is subject to a number of risks, including the following:

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A small percentage decline in Five Star's revenue or increase in Five Star's expenses could have a material negative impact on Five Star's operating results.

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Five Star's growth strategy, including recent acquisitions, may not succeed and may result in reduced profits or recurring losses.

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Increases in insurance and tort liability costs have in the past negatively impacted Five Star's operating results and may adversely impact its future results.

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Significant increases in labor costs could have a material adverse effect on Five Star.

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Extensive regulation applicable to Five Star's business increases Five Star's costs and may result in losses.

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Medicare and Medicaid payments accounted for approximately 37% of Five Star's total revenues in the nine months ended September 30, 2005. A reduction in these rates or a failure of these rates to match Five Star's cost increases may materially adversely affect Five Star.

If Five Star's operations become consistently unprofitable, Five Star might default on its rent obligations to us.

Five Star's termination of its Sunrise management agreements will result in a significant loss and may not improve its future earnings.

Five Star's termination of 12 management agreements with Sunrise resulted in an expense by Five Star equal to the termination fee it paid Sunrise, which was $81.5 million. This expense caused Five Star to experience a significant loss in the third quarter and will cause a significant loss to Five Star for the 2005 year. Also, the income Five Star realizes from the 12 communities for which it assumed management responsibility may decline or these operations may produce losses. For more information about Five Star's termination of the Sunrise management contracts and about our sale leaseback transaction to partially fund Five Star's termination fee, see "Prospectus Supplement Summary—Recent Developments" above. If Five Star is unable to operate these 12 communities profitably, Five Star may become unable to pay its rent obligations to us.

Sunrise's operation of our properties may adversely affect us and Five Star.

In March 2003, Marriott sold its subsidiary, Marriott Senior Living Services, to Sunrise. This subsidiary directly leases 14 of our properties and currently manages 18 of our properties that are leased to Five Star. Sunrise's annual rent to us for the 14 properties it leases is $31.2 million, or 19%, of our total current rents; this rent is guaranteed by Marriott. Five Star's annual rent to us for its lease of the 18 properties which Sunrise manages is $39.1 million, or 23%, of our total rents. Neither Marriott nor Sunrise has guaranteed Five Star's rent for our communities which are leased to Five Star but managed by Sunrise. We believe Sunrise's financial condition and reputation as an operator of senior living communities are weaker than the financial condition and reputation of Marriott. Since Sunrise took over the operations of our properties, the financial results from some of these properties have declined from Marriott's historical results and become more volatile. During some periods, the cash flows which Five Star has realized from the operations of the properties which Sunrise manages has been less than the rent which Five Star is contractually obligated to pay to us. If Sunrise is unable to operate our communities which it operates or manages, either Sunrise or Five Star, or both of them, may become unable to pay rents due to us.

We may be adversely affected by our ongoing litigation with HealthSouth.

We own two hospitals that we leased to HealthSouth for annual rent of $8.7 million, or 5%, of our annual rents. In March 2003, the SEC commenced litigation alleging that HealthSouth and some of its officers committed fraud and violated various securities laws by overstating historical earnings and assets. According to published reports, 16 former executives of HealthSouth have pled guilty to, or been convicted of, preparing and distributing false financial reports. In June 2005, HealthSouth filed with the SEC a restated Annual Report on Form 10-K for the period ended December 31, 2003. This restated Annual Report on Form 10-K includes financial data which shows HealthSouth to have a substantial negative net worth and a history of substantial operating losses. Through November 30, 2005, HealthSouth has continued to pay us monthly a disputed rent amount despite the fact that we sent HealthSouth a notice of lease termination in October 2004. We believe that our lease with HealthSouth requires it to manage the properties for a transition period after the termination. We do not know if HealthSouth will file for bankruptcy or if it will continue to pay us, or if HealthSouth will manage the properties for a fee, as required by the lease, while we identify and qualify a substitute lessee. Also, if HealthSouth's legal and financial problems cause our hospitals' operations to be disrupted, the value of our hospitals may decline and the rent we might charge a substitute tenant at the end of the transition period may be less than the rent we now receive from HealthSouth. We have incurred and are continuing to incur significant expenses in connection with this litigation. For a description of our pending litigation with HealthSouth, see our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and "Prospectus Supplement Summary—Recent Developments" above. You should also review the discussion of the HealthSouth litigation contained below under "Warning Regarding Forward-Looking Statements," which discusses some of the other possible adverse effects on us of the HealthSouth litigation.

Our use of proceeds from this offering will result in a significant expense.

We expect to use a large part of our proceeds from this offering to redeem $52.5 million of our outstanding 7.875% senior notes due in 2015. We have a contractual right to prepay this amount of these notes with equity offering proceeds. However, when we make this prepayment, we must also pay a redemption premium of $4.1 million. Our payment of this redemption premium will be an expense which will reduce our earnings in the current quarter and for the 2005 year.

The operations of some of our facilities are dependent upon payments from the Medicare and Medicaid programs.

Fifteen percent (15%) of our annual rents come from properties where a majority of the operating revenues are received from the Medicare and Medicaid programs. The federal government and some states are now experiencing fiscal deficits. Historically when governmental deficits have increased, cut backs in Medicare and Medicaid funding have followed. These cut backs sometimes include rate reductions, but more often result in a failure of Medicare and Medicaid rates to increase by sufficient amounts to offset increasing costs. If Medicare or Medicaid rates are reduced from current levels or if rate increases are less than increases in our tenants' operating costs, it could have a material adverse effect on the ability of some of our tenants, including Five Star, to pay our rents.

Healthcare operations are subject to litigation risks and increasing insurance costs.

In several well publicized instances, private litigation by residents of senior living communities for negligence or alleged abuses has resulted in large damage awards against some operating companies in the senior living industry. The effect of this litigation and potential litigation has been to dramatically increase the costs of monitoring and reporting quality of care compliance incurred by our tenants. Workers compensation and employee health insurance costs have also increased in recent years. Medical liability insurance reform has become a topic of political debate and some states have enacted legislation to limit future liability awards. However, if such reforms are not generally adopted, insurance costs may continue to increase. Continued cost increases could adversely affect our tenants' ability to pay rents to us.

Our properties and their operations are subject to complex regulations.

Physical characteristics of senior housing properties are mandated by various governmental authorities. Changes in these regulations may require significant expenditures. Our leases generally require our tenants to maintain our properties in compliance with applicable laws and we try to monitor their compliance. However, if our tenants suffer financial distress, maintenance of our properties may be neglected. Under some of our leases we have agreed to fund capital expenditures in return for rent increases. Our available financial resources or those of our tenants may be insufficient to fund additional expenditures required to keep our properties operating in accordance with regulations, and if we fund these expenditures, our tenants' financial resources may be insufficient to meet increased rental obligations to us.

Licensing and Medicare and Medicaid laws also require our tenants who operate senior living communities to comply with extensive standards governing operations. There are also various laws prohibiting fraud by senior living operators, including criminal laws that prohibit false claims for Medicare and Medicaid and that regulate patient referrals. In recent years, the federal and state governments have devoted increasing resources to monitoring quality of care at senior living communities and to anti-fraud investigations. When quality of care deficiencies are identified or improper billing is uncovered, various sanctions may be imposed, including denial of new admissions, exclusion from Medicare or Medicaid program participation, monetary penalties, governmental oversight or loss of licensure. Our tenants and their managers receive notices of potential sanctions and remedies from time to time, and such sanctions have been imposed from time to time on our facilities operated by them. If our tenants are unable to cure deficiencies which have been identified or which are identified in the future, such sanctions may be imposed, and if imposed, may adversely affect our tenants' ability to pay rents to us.

Acquisitions that we make may not be successful.

Our business strategy contemplates acquisitions of additional senior housing properties. We cannot assure you that acquisitions we make will prove to be successful. We might encounter unanticipated difficulties and expenditures relating to any acquired properties. We may be unable to make new investments because of competition from other REITs or investors, or for other reasons. Newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. We might never realize the anticipated benefits of any acquisition. In order to finance future acquisitions, we might issue equity securities or incur additional debt, or both, which may reduce our per share financial results.

We may be unable to access the capital necessary to grow.

To retain our status as a REIT, we are required to distribute 90% of our taxable income to shareholders and we generally cannot use income from operations to fund our growth. Accordingly, our growth strategy depends, in part, upon our ability to raise additional capital at reasonable costs to fund new investments. We believe we will be able to raise additional debt and equity capital at reasonable costs to refinance our debts at or prior to their maturities and to invest at yields which exceed our cost of capital. However, our ability to raise reasonably priced capital is not guaranteed; we may be unable to raise reasonably priced capital because of reasons related to our business or for reasons beyond our control, such as market conditions. Our growth strategy is not assured and may fail.

Our business dealings with our managing trustees and affiliated entities may create conflicts of interest.

We have no employees. Personnel and other services which we require are provided to us under contract by our investment manager, Reit Management & Research LLC, or RMR. RMR is majority owned by one of our managing trustees, Barry Portnoy. The remainder of RMR is owned by Adam Portnoy, Mr. Portnoy's son who is also an executive officer of RMR. In addition, Gerard Martin, our second managing trustee, David Hegarty, our President, Chief Operating Officer and Secretary, and John Hoadley, our Treasurer and Chief Financial Officer, are directors and executive officers of RMR. We pay RMR a fee based in large part upon the amount of our investments. Our agreement with RMR also provides for payment to RMR of incentive fees under certain circumstances. Any incentive fees are payable through the issuance of common shares by us to RMR. Our fee arrangement with RMR could encourage RMR to advocate acquisitions and discourage sales by us. Our fees to RMR were $8.1 million and $6.6 million for 2004 and the nine months ended September 30, 2005, respectively, and were paid in cash. An incentive fee to RMR of $761,000 with respect to our 2004 operations was paid in 2005 with our common shares. RMR also acts as the manager for two other publicly owned REITs: HRPT, which primarily owns office buildings, is our largest shareholder and is the selling shareholder in this offering; and Hospitality Properties Trust, or HPT, which owns hotels. RMR also provides services to Five Star under a shared services agreement and RMR has other business interests. Messrs. Barry Portnoy and Martin also serve as managing trustees of HRPT and HPT and as managing directors of Five Star. Mr. Adam Portnoy is Executive Vice President of HRPT. These multiple responsibilities to public companies and other businesses could create competition among these companies for the time and efforts of RMR and Messrs. Barry Portnoy and Martin. All of the contractual arrangements between us and RMR have been approved by our trustees other than Messrs. Barry Portnoy and Martin. Each of our trustees other than Messrs. Barry Portnoy and Martin serve as a trustee or director of one or more other companies with which RMR has contractual arrangements similar to its contracts with us, including HRPT and HPT. We believe that the quality and depth of management available to us by contracting with RMR could not be duplicated by our being a self-advised company or by our contracting with unrelated third parties without considerable cost increases. A termination of our contract with RMR is a default under our revolving bank credit facility unless approved by a majority of the lenders. The fact that we believe that our relationships with RMR and our managing trustees have been beneficial to us in the past does not guarantee that these related party transactions may not be detrimental to us in the future.

Our business dealings with Five Star may create conflicts of interest.

Five Star was originally organized as our subsidiary. We distributed substantially all our Five Star ownership to our shareholders on December 31, 2001. Our two managing trustees, Messrs. Barry Portnoy and Martin, serve as the managing directors of Five Star. Our leases with Five Star currently account for 62% of our annual rents. In the future, we expect to do additional business with Five Star. We believe that our current leases and other business dealings with Five Star were entered on commercially reasonable terms. However, because of the historical and continuing relationships which we have with Five Star, these continuing and expanding business relationships may not be on the same or as favorable terms as we might achieve with a third party with whom we do not have such relationships. In addition, disputes may arise in the future between us and Five Star that we are unable to resolve or the resolution of these disputes may not be as favorable to us as a resolution we might achieve with a third party.

Competition has adversely affected some of our facilities.

During the 1990s, a large number of new assisted living properties were developed. In most states these properties are subject to less stringent regulations than nursing homes and can operate with comparatively fewer personnel and at comparatively lower costs. As a result of offering newer accommodations at equal or lower costs, these assisted living properties and other senior living alternatives, including home healthcare, often attract persons who would have previously become nursing home residents. Many of the residents attracted to new assisted living properties were the most profitable nursing home patients, since they paid higher rates than Medicaid or Medicare would pay and they required lesser amounts of care. Historically, nursing homes have been somewhat protected from competition by state requirements of obtaining certificates of need to develop new properties; however, these barriers are being eliminated in many states. Also, there are few regulatory barriers to competition for home healthcare or for independent and assisted living services. These competitive factors have caused some nursing homes which we own to decline in value. This decline may continue as assisted living facilities or other elderly care alternatives such as home healthcare expand their businesses. Similar risks face each of our tenants. These competition risks may prevent our tenants and operators from maintaining or improving occupancy at our properties, which may increase the risk of default under our leases.

HRPT, our largest shareholder, may be able to significantly influence our actions. In addition, future sales of our shares by HRPT, or the perception that such sales could occur, could have an adverse effect on the market price of our common shares.

Until October 1999 we were 100% owned by HRPT. After this offering, HRPT will continue to own 7.7 million of our shares (7.1 million if the underwriters' overallotment option is exercised), which will represent 10.7% of our total shares outstanding (9.9% if the underwriters' overallotment option is exercised). Because of this large percentage ownership, HRPT may be able to significantly influence our shareholder decisions, which may result in decisions which you believe are contrary to our or your best interests. Barry Portnoy and Gerard Martin, our managing trustees, and Frederick Zeytoonjian, another of our trustees, are also trustees of HRPT, and Messrs. Portnoy and Martin also serve as managing trustees of HRPT. In addition, RMR, our manager, is also the manager to HRPT.

Other than the shares sold by HRPT in this offering (or pursuant to the underwriters' overallotment option), HRPT has agreed not to sell our shares which it owns for 60 days after the date of this prospectus supplement without prior written consent of the underwriters' representatives; thereafter, HRPT will be free to sell our shares which it owns. The possibility that HRPT may in the future decide to sell a large number of our shares or actual sales of our shares by HRPT may have an adverse effect upon the market price of our common shares.

Ownership limitations and anti-takeover provisions in our declaration of trust, bylaws and rights plan and under Maryland law may prevent you from receiving a takeover premium.

Our declaration of trust prohibits any shareholder other than HRPT, RMR and their affiliates from owning more than 9.8% of our outstanding shares. This provision of the declaration of trust may help us comply with REIT tax requirements. However, this provision will also inhibit a change of control. Our declaration of trust and bylaws contain other provisions that may increase the difficulty of acquiring control of us by means of a tender offer, open market purchases, a proxy fight or otherwise, if the acquisition is not approved by our board of trustees. These other anti-takeover provisions include the following:

–>
a staggered board of trustees with three separate classes;

–>
the two-thirds majority shareholder vote required for removal of trustees;

–>
the ability of our board of trustees to increase, without shareholder approval, the amount of shares (including common shares) that we are authorized to issue under our declaration of trust and bylaws, and to issue additional shares on terms that it determines;

–>
advance notice procedures with respect to nominations of trustees and shareholder proposals; and

–>
the fact that only the board of trustees may call shareholder meetings and that shareholders are not entitled to act without a meeting.

We maintain a rights agreement whereby, in the event a person or group of persons acquires or attempts to acquire 10% or more of our outstanding common shares, our shareholders, other than such person or group, will be entitled to purchase additional shares or other securities or property at a discount. In addition, certain provisions of Maryland law may have an anti-takeover effect. For all of these reasons, you may be unable to realize a change of control premium for shares which you purchase in this offering. See "Description of certain provisions of Maryland law and of our declaration of trust and bylaws" in the accompanying prospectuses and Item 5 in our Current Report on Form 8-K dated March 10, 2004, which is incorporated by reference herein.

The loss of our tax status as a REIT would have significant adverse consequences to us and reduce the value of your common shares.

As a REIT, we generally do not pay federal and state income taxes. However, our continued qualification as a REIT is dependent upon our compliance with complex provisions of the Internal Revenue Code of 1986, as amended, or the Tax Code, for which there are available only limited judicial or administrative interpretations. We believe we have operated as a REIT in compliance with the Tax Code. However, we cannot assure you that, upon review or audit, the IRS will agree with this conclusion. A different conclusion may jeopardize our REIT status. If we cease to be a REIT, we would violate a covenant in our revolving bank credit facility, our ability to raise capital could be adversely affected, we may be subject to material amounts of federal and state income taxes and the value of our shares would likely decline.

Real estate ownership creates risks and liabilities.

Our business is subject to risks associated with real estate acquisitions and ownership, including:

–>
property and casualty losses, some of which may be uninsured

–>
defaults and bankruptcies by our tenants

–>
the illiquid nature of real estate markets which impairs our ability to purchase or sell our assets rapidly to respond to changing economic conditions

–>
leases which are not renewed at expiration or for property which is relet at lower rents

–>
costs that may be incurred relating to maintenance and repair, and the need to make expenditures due to changes in governmental regulations, including the Americans with Disabilities Act

–>
environmental hazards at our properties for which we may be liable, including those created by prior owners or occupants, existing tenants, abutters or other persons.

There is no assurance that we will make distributions in the future.

We intend to continue to pay quarterly distributions to our shareholders consistent with our historical practice. However, our ability to pay distributions will be adversely affected if any of the risks described in this prospectus supplement occur. Our payment of distributions is subject to compliance with restrictions contained in our revolving bank credit facility and our senior notes indentures. All distributions are made at the discretion of our board of trustees and our future distributions will depend upon our earnings, our cash flows, our anticipated cash flows, our financial condition, maintenance of our REIT tax status and such other factors as our board of trustees may deem relevant from time to time. There are no assurances of our ability to pay distributions in the future. In addition, our distributions in the past have included, and may in the future include, a return of capital.

Some of our properties have been affected by recent hurricanes in the Southeastern United States and Gulf Coast region.

We own a number of properties located in the Southeastern United States and the Gulf Coast region. Some of these properties sustained damage as a result of recent hurricanes in these areas. We estimate this damage to our properties to be under $10 million. In general, our tenants are responsible for making the necessary repairs to these facilities and, in many but not all cases, we believe those expenses will be covered by insurance. We do not believe that the damage sustained by these facilities will have a material adverse effect on us. However, we cannot assure you that the damage to these facilities will not adversely affect the operation of these facilities by our tenants, which could adversely affect their ability to pay rent to us.

Warning Regarding Forward-Looking Statements

STATEMENTS CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUSES, INCLUDING THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE, THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND FEDERAL SECURITIES LAWS. THESE STATEMENTS REPRESENT OUR PRESENT BELIEFS AND EXPECTATIONS, BUT THEY MAY NOT OCCUR FOR VARIOUS REASONS. FOR EXAMPLE:

–>
WE CONSENTED TO FIVE STAR'S TERMINATION OF 12 MANAGEMENT AGREEMENTS WITH SUNRISE BECAUSE WE BELIEVE IT IS IN OUR LONG TERM BEST INTEREST FOR FIVE STAR TO DIRECTLY OPERATE THE COMMUNITIES WHICH IT LEASES FROM US. HOWEVER, FIVE STAR MAY BE UNABLE TO OPERATE THESE COMMUNITIES TO PRODUCE AS MUCH CASH FLOW AS IS CURRENTLY REALIZED BY SUNRISE'S OPEARATIONS, OR THESE TERMINATIONS MAY RESULT IN LOSSES BY FIVE STAR WHICH JEOPARDIZE ITS ABILITY TO PAY RENTS TO US.

–>
WE BELIEVE OUR LEASE WITH HEALTHSOUTH REQUIRES HEALTHSOUTH TO CONTINUE OPERATIONS OF THE HOSPITALS DURING THE PERIOD OF TRANSITION TO A NEW TENANT. HEALTHSOUTH MAY BE UNWILLING OR UNABLE TO CONTINUE ITS OPERATIONS. IN SUCH CIRCUMSTANCES, WE MAY SEEK DAMAGES FROM HEALTHSOUTH AND TO CONTINUE THE HOSPITALS' OPERATIONS WITH APPROPRIATE REGULATORY APPROVALS, BUT WE MAY BE UNABLE TO COLLECT SUCH DAMAGES FROM HEALTHSOUTH OR TO CONTINUE THE HOSPITALS' OPERATIONS.

–>
A COURT GRANTED OUR REQUEST TO HAVE THE CASH FLOW FROM THE HOSPITALS SEQUESTERED AND APPOINTED A RECEIVER TO CALCULATE AND HOLD THESE AMOUNTS. ONE IMPLICATION OF THIS STATEMENT IS THAT SOME OF THIS CASH FLOW MAY BE PAID TO US. HOWEVER, HEALTHSOUTH'S HISTORICAL STATEMENTS ABOUT ITS CASH FLOW HAVE BEEN INACCURATE AND THE EXISTENCE AND AMOUNT OF CASH FLOW FROM THE HOSPITALS WHICH WE OWN AND WHICH HEALTHSOUTH OPERATES MAY NOT BE ACCURATELY STATED. HEALTHSOUTH DISPUTES THAT THE COURT ORDER REQUIRES THE SEQUESTRATION OF CASH FLOW FROM THE DATE OF THE LEASE TERMINATION TO THE PRESENT. WE INTEND TO SEEK CLARIFICATION FROM THE COURT ON THIS ISSUE.

–>
IN A SECOND LITIGATION, WE ARE SEEKING TO COLLECT INCREASED RENT FROM HEALTHSOUTH BETWEEN JANUARY 2002 AND THE TERMINATION OF OUR LEASE WITH HEALTHSOUTH. THE FACT THAT WE HAVE RECEIVED A FAVORABLE RULING IN A SEPARATE LITIGATION ABOUT THE LEASE TERMINATION MAY IMPLY THAT WE WILL ALSO SUCCEED IN THIS INCREASED RENT LITIGATION. HOWEVER, THE LEASE DEFAULTS IN THE LEASE TERMINATION LITIGATION ARE SOMEWHAT DIFFERENT FROM THE FRAUDULENT INDUCEMENT CLAIMS PENDING IN THE RENT INCREASE LITIGATION. ALSO, THESE CASES ARE PENDING IN DIFFERENT COURTS. WE BELIEVE OUR RENT INCREASE CLAIMS ARE VALID. HOWEVER, THOSE CLAIMS HAVE NOT BEEN DETERMINED AND THE FACT THAT WE HAVE RECEIVED A FAVORABLE RULING REGARDING THE LEASE TERMINATION MAY NOT MEAN WE WILL SUCCEED IN THIS SECOND CASE.

–>
THE IMPLICATION OF THESE FORWARD LOOKING STATEMENTS MAY BE THAT WE WILL EVENTUALLY RECEIVE MORE INCOME FROM OUR OWNERSHIP OF THE TWO

  HOSPITALS THAN THE $8.7 MILLION PER YEAR BEING PAID BY HEALTHSOUTH SINCE JANUARY 2002. HOWEVER, THIS IMPLICATION MAY NOT BE REALIZED FOR MANY DIFFERENT REASONS: THE COURTS MAY NEVER ORDER HEALTHSOUTH TO PAY ANY INCREASED AMOUNTS. EVEN IF THE COURTS ORDER HEALTHSOUTH TO PAY AN INCREASED AMOUNT, HEALTHSOUTH MAY BE UNABLE TO DO SO. WE MAY BE UNABLE TO IDENTIFY A NEW TENANT FOR THESE HOSPITALS WHO OBTAINS APPROPRIATE LICENSES AND WHO IS WILLING OR ABLE TO PAY INCREASED RENTS. THE FINANCIAL RESULTS OF THE HOSPITALS' OPERATIONS MAY DECLINE AND THIS DECLINE MAY BE MATERIAL. IN FACT, HEALTHSOUTH MAY CEASE PAYING THE $8.7 MILLION PER YEAR WHICH IT HAS HISTORICALLY PAID TO US UNTIL A NEW OPERATOR ASSUMES THE OPERATIONS.

–>
LITIGATION IS EXPENSIVE. SINCE THE CURRENT LITIGATIONS BETWEEN US AND HEALTHSOUTH BEGAN IN APRIL 2003, WE HAVE SPENT APPROXIMATELY $1.5 MILLION IN LITIGATION COSTS. THE EXPENSE OF THESE LITIGATIONS HAS BEEN SOMEWHAT CONCENTRATED DURING THE PAST 12 MONTHS. WE EXPECT THAT THESE EXPENSES WILL CONTINUE AND MAY INCREASE SO LONG AS THE LITIGATIONS CONTINUE. MOREOVER, WE ARE UNABLE TO PROVIDE ANY PROJECTIONS AS TO WHEN THESE LITIGATIONS MAY END OR THE AMOUNTS OF FUTURE LITIGATION COSTS.

–>
ALTHOUGH WE CURRENTLY INTEND TO PAY FUTURE DISTRIBUTIONS TO SHAREHOLDERS, FOR THE REASONS DISCUSSED ABOVE IN "RISK FACTORS", OUR FUTURE DISTRIBUTIONS MAY DECLINE OR BE ELIMINATED.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD-LOOKING STATEMENTS. WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

Price range of common shares

Our shares are listed on the New York Stock Exchange under the symbol "SNH". The following table shows the high and low sale prices per share of our shares for the periods indicated as reported on the New York Stock Exchange:

	High	Low

Fiscal year ended December 31, 2003
First quarter	$12.21	$10.50
Second quarter	13.71	11.47
Third quarter	14.58	13.19
Fourth quarter	17.60	14.39
Fiscal year ended December 31, 2004
First quarter	$19.55	$17.00
Second quarter	20.05	13.50
Third quarter	18.24	16.10
Fourth quarter	20.34	17.85
Fiscal year ending December 31, 2005
First quarter	$19.10	$16.20
Second quarter	19.45	16.40
Third quarter	20.00	17.79
Fourth quarter (through November 30, 2005)	19.35	16.84

The last reported sale price for our shares on November 30, 2005 was $18.81. per share.

Use of proceeds

We estimate that our net proceeds of this offering, after deducting the underwriting discount and other estimated offering expenses, will be $57.9 million (assuming a public offering price of $18.81 per share). We intend to apply our net proceeds from this offering to the redemption of $52.5 million of our outstanding 7.875% senior notes due in 2015 plus a redemption premium of $4.1 million and accrued but unpaid interest and the excess, if any, to the repayment of borrowings outstanding on our revolving credit facility. Pending the notice of redemption of our 7.875% senior notes due in 2015, we will use the net proceeds from this offering to repay additional amounts outstanding under our revolving credit facility that we will redraw on the actual date of redemption. Our revolving credit facility matures in November 2009, subject to an extension to November 2010, at our option upon payment of a fee. At November 30, 2005, the interest payable on our revolving credit facility was 5.3% per year and the amount outstanding was $123.0 million. Amounts repaid under the facility may be reborrowed in the future. We used a portion of the borrowings under our revolving credit facility to fund acquisitions and a sale leaseback transaction.

We will receive no proceeds from the sale of our shares by the selling shareholder in this offering.

Capitalization

The following table presents our actual capitalization as of September 30, 2005, our capitalization on a pro forma basis as of that date to reflect the $58 million sale leaseback transaction entered into with Five Star as described in "Recent developments" above funded with borrowings under our revolving credit facility and such pro forma capitalization as further adjusted to give effect to the issuance of the 3,250,000 shares being sold by us in this offering and the application by us of a portion of the net proceeds thereof to redeem $52.5 million of our senior notes, as described above under "Use of proceeds".

	September 30, 2005
	Actual	Pro forma(1)	As adjusted pro forma(2)

	(unaudited, in thousands)
Cash	$1,856	$1,856	$1,113

Debt:
Unsecured revolving bank credit facility	$59,000	$117,000	$115,000
Senior unsecured notes, net of discounts	393,898	393,898	341,398
Junior subordinated debentures	28,241	28,241	28,241
Secured debt and capital leases	70,618	70,618	70,618

Total debt	551,757	609,757	559,257
Shareholders' equity	868,086	868,086	921,843

Total capitalization	$1,419,843	$1,477,843	$1,477,100

(1)
Pro forma amounts give effect to the $58 million sale leaseback transaction entered into with Five Star as described in "Recent developments" above funded with borrowings under our revolving credit facility.

(2)
As adjusted pro forma amounts give effect to the issuance of the 3,250,000 shares being sold by us in this offering at an assumed offering price of $18.81 per share and the application by us of a portion the net proceeds thereof to redeem $52.5 million of our senior notes as described above under "Use of proceeds". Amounts under our revolving credit facility are repaid only in increments of $1 million.

Selling shareholder

Until October 1999, we were a 100% owned subsidiary of HRPT. On October 12, 1999, a majority of our then outstanding shares were distributed to HRPT shareholders. At that time, HRPT retained 12,809,238 of our outstanding shares. As of November 30, 2005, HRPT owned 8,660,738 of our outstanding shares. A registration statement we filed on Form S-3 with the Securities and Exchange Commission on behalf of HRPT became effective on October 24, 2003. That registration statement contained a prospectus, to which this is a supplement, that allows HRPT to sell, from time to time, any portion of our shares that it owns, subject to any applicable securities laws.

HRPT, the selling shareholder, is offering for sale 950,000 of our common shares of beneficial interest, which it owns. We will not receive any proceeds from the sale of our shares by HRPT. The selling shareholder will receive all proceeds from its offering of our shares and will pay a pro rata portion of the expenses incurred in this offering.

The following table sets forth information with respect to the selling shareholder's beneficial ownership of our common shares as of November 30, 2005, and after giving effect to this offering, assuming no exercise of the underwriters' overallotment option.

	Shares Beneficially Owned Prior to the Offering(1)		Shares Beneficially Owned After the Offering(1)
	Number	Percentage	Number	Percentage
HRPT Properties Trust	8,660,738	12.6%	7,710,738	10.7%

(1)
The ownership percentages in this table are based upon 68,562,227 common shares outstanding on November 30, 2005 and 71,812,227 common shares outstanding after completion of this offering. If the underwriters' overallotment option is exercised in full, the number of our shares outstanding will not change, but HRPT's percentage ownership will be reduced to 9.9% of our shares outstanding.

In connection with the distribution of our shares by HRPT in 1999 and to govern relations afterwards, we entered into a transaction agreement with HRPT, pursuant to which we agreed to subject our ability to waive ownership restrictions contained in our charter to the consent of HRPT's trustees so long as HRPT owned more than 9.8% of our outstanding voting or equity interests. If this offering is completed as currently contemplated, HRPT will own just over 9.8% of our outstanding voting and equity interests. Therefore, if we issue more shares after this offering or HRPT sells more of our shares such that HRPT then owns less than 9.8% of our outstanding voting or equity interests, any such waivers would no longer be subject to the consent of HRPT's trustees. Also as part of the transaction agreement, it was agreed that so long as (1) HRPT owns more than 10% of our shares; (2) we and HRPT engage the same manager; or (3) we and HRPT have one or more common managing trustees; then we will not invest in office buildings, including medical office buildings and clinical laboratory buildings, without the prior consent of HRPT's independent trustees, and HRPT will not invest in properties involving senior housing without the prior consent of our independent trustees. Although if the underwriters's overallotment option in this offering is exercised in full, HRPT would own less than 10% of our shares, we currently still engage the same manager and have common managing trustees.

Federal income tax and ERISA considerations

The following supplements and updates the summary of federal income tax considerations and Employee Retirement Income Security Act of 1974, as amended, or ERISA, considerations relating to the acquisition, ownership and disposition of our shares in our Annual Report on Form 10-K for the year ended December 31, 2004. Sullivan & Worcester LLP, Boston, Massachusetts, has rendered a legal opinion that the discussions in this section and the sections of our Annual Report on Form 10-K captioned "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts" are accurate in all material respects and, taken together, fairly summarize the federal income tax and ERISA issues discussed in those sections, and the opinions of counsel referred to in those sections represent Sullivan & Worcester LLP's opinions on those subjects. Specifically, subject to qualifications and assumptions contained in its opinion and in our Annual Report on Form 10-K, Sullivan & Worcester LLP has given opinions to the effect (1) that we have been organized and have qualified as a REIT under the the Tax Code for our 1999 through 2004 taxable years, and that our current investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Tax Code, and (2) that under the "plan assets" regulations promulgated by the Department of Labor under ERISA, our shares are publicly offered securities and our assets will not be deemed to be "plan assets" under ERISA.

Subject to the detailed discussion contained in our Annual Report on Form 10-K, we believe that we have qualified, and we intend to remain qualified, as a REIT under the Tax Code. As a REIT, we generally will not be subject to federal income tax on our net income distributed as dividends to our shareholders. Distributions to you generally will be includable in your income as dividends to the extent these distributions do not exceed allocable current or accumulated earnings and profits; distributions in excess of allocable current or accumulated earnings and profits generally will be treated for tax purposes as a return of capital to the extent of your basis in our shares, and will reduce your basis. Subject to the detailed discussion contained in our Annual Report on Form 10-K, we intend to conduct our affairs so that our assets will not be deemed to be "plan assets" of any individual retirement account, employee benefit plan subject to Title 1 of ERISA, or other qualified retirement plan subject to Section 4975 of the Tax Code which acquires our shares.

Information reporting and backup withholding may apply to payments you receive on our shares, as described in our Annual Report on Form 10-K. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS. The backup withholding rate is currently 28%.

We advise you to consult a tax professional advisor regarding the specific federal, state, local, foreign and other tax and ERISA consequences to you of the acquisition, ownership and disposition of our shares.

Underwriting

We and the selling shareholder are offering the shares described in this prospectus supplement through the underwriters named below. UBS Securities LLC and RBC Capital Markets Corporation are the representatives of the underwriters, and are the joint book-running managers for this offering. We and the selling shareholder have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares listed next to its name in the following table:

Underwriters	Number of shares

UBS Securities LLC
RBC Capital Markets Corporation
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wachovia Capital Markets, LLC
Ferris, Baker Watts, Incorporated
Stifel, Nicolaus & Company, Incorporated

Total	4,200,000

The underwriting agreement provides that the underwriters must buy all of the shares listed above if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

Our shares and the shares of the selling shareholder are offered subject to a number of conditions, including:

–>
receipt and acceptance of the shares by the underwriters

–>
the underwriters' right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters and securities dealers may distribute prospectuses electronically.

We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If either we or the selling shareholder are unable to provide this indemnification, either we or the selling shareholder will contribute to payments the underwriters may be required to make in respect of those liabilities.

OVER-ALLOTMENT OPTION

HRPT, the selling shareholder, has granted the underwriters an option to buy up to 630,000 additional shares. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise the option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or

dealers at a discount of up to $         per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions we and the selling shareholder will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 630,000 shares from the selling shareholder:

	Paid by us				Total
Paid by Selling Shareholder
		Full exercise				Full exercise
	No exercise		No exercise	Full exercise	No exercise

Per share	$	$	$	$	$	$
Total	$	$	$	$	$	$

We estimate that the total expenses of the offering payable by us and the selling shareholder, not including underwriting discounts and commissions, will be approximately $300,000. These total expenses will be paid by us and the selling shareholder pro-rata to the number of shares which we and the selling shareholder sell, respectively, including shares sold by the selling shareholder pursuant to the underwriters' overallotment option, if any.

NO SALES OF SIMILAR SECURITIES

We, HRPT, our managing trustees and our executive officers have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, subject to certain permitted exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our shares or securities convertible into or exercisable or exchangeable for our shares. The permitted exceptions include issuances of shares under our Incentive Share Award Plan, the issuance of incentive compensation shares to RMR and issuances of shares as partial or full payment for properties directly or indirectly acquired or to be acquired by us or our subsidiaries, provided such shares are subject to restrictions on transfer for the remainder of the lock-up period. These restrictions will be in effect for a period of 60 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC may release all or some of the securities from these lock-up agreements.

The 60-day lock-up period may be extended for up to 37 additional days under certain circumstances where we announce or pre-announce earnings or material news or a material event within approximately 18 days prior to, or approximately 16 days after, the termination of the 60-day period.

NEW YORK STOCK EXCHANGE LISTING

Our shares are listed on the New York Stock Exchange under the symbol "SNH".

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our shares including:

–>
stabilizing transactions;

–>
short sales;

–>
purchases to cover positions created by short sales;

–>
imposition of penalty bids; and

–>
syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our shares while this offering is in progress. These transactions may also include making short sales of our shares, which involves the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and purchasing shares on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

AFFILIATIONS

From time to time, some of the underwriters and/or their affiliates have engaged in, and may in the future engage in, commercial and/or investment banking transactions with us and our affiliates. UBS Loan Finance LLC, an affiliate of UBS Securities LLC, and Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, are lenders under our revolving credit facility and therefore will receive a portion of the net proceeds of this offering in connection with repayment of amounts outstanding under our revolving credit facility. Wachovia Capital Markets, LLC is the arranger and book manager under our revolving credit facility, and Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, is the administrative agent under the revolving credit facility. Some or all of the underwriters may own some or all of our senior notes to be redeemed with the net proceeds of this offering and UBS Securities LLC makes a market in our senior notes.

Legal matters

Venable LLP, Baltimore, Maryland, our Maryland counsel, will issue an opinion about the legality of the common shares. Sullivan & Worcester LLP, Boston, Massachusetts, our lawyers, and Dewey Ballantine LLP, New York, New York, the underwriters' lawyers, will each also issue an opinion to the underwriters as to certain matters. Sullivan & Worcester LLP and Dewey Ballantine LLP will rely, as to certain matters of Maryland law, upon an opinion of Venable LLP. Sullivan & Worcester LLP and Venable LLP represent HRPT, Five Star and certain of their affiliates on various matters. Sullivan & Worcester LLP also represents RMR and certain of its affiliates on various matters.

Experts

The consolidated financial statements of Senior Housing Properties Trust appearing in Senior Housing Properties Trust's Annual Report on Form 10-K for the year ended December 31, 2004 (including schedules appearing therein), and Senior Housing Properties Trust's management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the internet at the SEC's site at http://www.sec.gov.

The Articles of Amendment and Restatement establishing Senior Housing Properties Trust, dated September 20, 1999, a copy of which, together with all amendments and supplements thereto, is duly filed in the office of the State Department of Assessments and Taxation of Maryland, provides that the name "Senior Housing Properties Trust" refers to the trustees under the Declaration of Trust as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of Senior Housing shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, Senior Housing. All persons dealing with Senior Housing, in any way, shall look only to the assets of Senior Housing for the payment of any sum or the performance of any obligation.

The Amended and Restated Declaration of Trust establishing HRPT Properties Trust, dated July 1, 1994, a copy of which, together with all amendments and supplements thereto, is duly filed in the office of the State Department of Assessments and Taxation of Maryland, provides that the name "HRPT Properties Trust" refers to the trustees under the Declaration of Trust as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of HRPT shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, HRPT. All persons dealing with HRPT, in any way, shall look only to the assets of HRPT for the payment of any sum or the performance of any obligation.

PROSPECTUS

$2,000,000,000

Senior Housing Properties Trust

Debt Securities, Preferred Shares of Beneficial Interest, Depositary Shares, Common Shares of Beneficial Interest and Warrants

SNH Capital Trusts

Trust Preferred Securities Fully and Unconditionally Guaranteed

We may offer and sell, from time to time, in one or more offerings:

–>
common shares

–>
preferred shares

–>
debt securities

–>
warrants

–>
depositary shares

These securities may be offered and sold separately, together or as units with other securities described in this prospectus. Our debt securities may be senior or subordinated.

SNH Capital Trust II and III may offer and sell, from time to time, in one or more offerings, trust preferred securities which will be fully and unconditionally guaranteed by us. Our guarantees may be senior or subordinated. The trust preferred securities may be offered and sold separately, together or as units with other securities described in this prospectus.

The securities described in this prospectus offered by us or by SNH Capital Trust II and III may be issued in one or more series or issuances. The total offering price of these securities, in the aggregate, will not exceed $2,000,000,000. We will provide the specific terms of any securities we actually offer in supplements to this prospectus. You should carefully read this prospectus and the supplements before you decide to invest in any of these securities.

Risks associated with an investment in the securities will be described in the applicable prospectus supplement, as described under "Risk factors" on page 3.

The applicable prospectus supplement will also contain information, where applicable, about United States federal income tax considerations and any listing on a securities exchange. Our common shares are listed on the New York Stock Exchange under the symbol "SNH."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2002.

About this prospectus

This prospectus is part of a registration statement we and the SNH Capital Trusts filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one of more offerings up to a total amount of proceeds of $2,000,000,000.

This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where you can find more information" and "Documents incorporated by reference."

No separate financial statements of the SNH Capital Trusts have been included or incorporated by reference. Neither we nor the SNH Capital Trusts consider financial statements of the SNH Capital Trusts material to holders of the trust preferred securities because:

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all of the voting securities of the SNH Capital Trusts will be owned, directly or indirectly, by us, a reporting company under the Securities Exchange Act of 1934, as amended;

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each SNH Capital Trust has no independent operations and exists for the purpose of issuing securities representing undivided beneficial interests in the assets of the SNH Capital Trust and investing the proceeds in the debt securities issued by us; and

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the obligations of each SNH Capital Trust under the trust preferred securities issued by it will be fully and unconditionally guaranteed by us to the extent described in this prospectus.

You should rely only on the information incorporated by reference or provided in this document. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus, as well as the information we have previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

References in this prospectus to "we," "us," "our" or "SNH" mean Senior Housing Properties Trust. References in this prospectus to the "SNH Capital Trusts" mean SNH Capital Trust II and SNH Capital Trust III.

i

Cautionary note regarding forward-looking statements

We have made and incorporated by reference statements in this document that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements concern:

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our tenants' ability to operate successfully properties or pay rent to us;

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the possible expansion of our portfolio;

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the performance of our tenants and properties;

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our ability to pay debt service or make distributions;

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our policies and plans regarding investments, financings and other matters;

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our tax status as a real estate investment trust;

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our ability to balance appropriately the use of debt and equity; and

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our ability to access capital markets or other sources of funds.

When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including:

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the status of the economy;

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the status of capital markets (including prevailing interest rates);

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compliance with and changes to regulations and payment policies within the health care industry;

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changes in financing terms;

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competition within the health care and senior housing industries; and

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changes in federal, state and local legislation.

Other important factors are identified in our Annual Report on Form 10-K which is incorporated into this prospectus, including under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

ii

Senior Housing Properties Trust

We are a real estate investment trust, and our primary business is to acquire, own and lease senior apartments, congregate care communities, assisted living properties and nursing homes. On January 11, 2002, we completed an acquisition of 31 senior living communities for which we paid approximately $600 million. Giving effect to the completion of this acquisition, we own 112 properties located in 28 states, which have an undepreciated combined carrying value of approximately $1.2 billion. As of December 31, 2001, we had 43,421,700 common shares outstanding, including 12,809,238 owned by HRPT Properties Trust, our former parent company.

We are organized as a Maryland real estate investment trust under the Maryland REIT Law. Our principal place of business is 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 796-8350.

SNH Capital Trusts

Each SNH Capital Trust is a statutory business trust formed under Maryland law pursuant to:

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a declaration of trust executed by us, as sponsor for the SNH Capital Trust and the trustees of the SNH Capital Trust; and

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the filing of a certificate of trust with the State Department of Assessments and Taxation of Maryland.

Unless an accompanying prospectus supplement provides otherwise, each SNH Capital Trust exists for the sole purposes of:

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selling trust preferred securities and investing the proceeds in a specific series of our debt securities;

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selling trust common securities to us or our subsidiaries in exchange for cash and investing the proceeds in additional debt securities issued by us; or

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engaging in other activities that are necessary, convenient or incidental to the sale of trust preferred and common securities or the purchase of our debt securities.

No SNH Capital Trust will borrow money, issue debt or reinvest proceeds derived from investments, pledge any of its assets, or otherwise undertake, or permit to be undertaken, any activity that would cause that SNH Capital Trust not to be classified for United States federal income tax purposes as a grantor trust. We will own directly or indirectly all of the trust common securities issued by each SNH Capital Trust. The trust common securities will rank on parity, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and during continuance of an event of default under the declaration of trust of a SNH Capital Trust, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. In connection with the issuance of trust preferred securities by a SNH Capital Trust, we or our subsidiaries will acquire trust common securities of such SNH Capital Trust having an aggregate liquidation amount equal to a minimum of 3% of the total capital of such SNH Capital Trust. Each SNH Capital Trust will have a term of at least 20 but no more than 50 years, but may terminate earlier as provided in its declaration of trust.

Each SNH Capital Trust's business and affairs will be conducted by its trustees. The holders of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each SNH Capital Trust. The duties and obligations of the trustees will be governed by the SNH Capital Trust's declaration of trust. At least one of the trustees of each SNH Capital Trust will be a person who is one of our officers or trustees or who is affiliated with us (a "Regular Trustee"). One trustee of each SNH Capital Trust will be a financial institution that is not affiliated with us (the "Property Trustee"), which will act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended, pursuant to the terms set forth in the applicable prospectus supplement.

We will pay all fees and expenses related to each SNH Capital Trust and any offering of the trust preferred securities. The principal place of business of each SNH Capital Trust is c/o Senior Housing Properties Trust at 400 Centre Street, Newton, Massachusetts 02458 (telephone: (617) 796-8350).

Risk factors

Certain of the securities to be offered hereby themselves may involve risks. Such risks will be set forth in the prospectus supplement relating to such offered securities.

Use of proceeds

Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquiring and investing in additional properties and the repayment of borrowings under our revolving bank credit facility or other debt. Unless otherwise described in a prospectus supplement, each SNH Capital Trust will use the net proceeds from the sale of any securities under this prospectus to purchase our debt securities. Until the proceeds from a sale of securities by us or any SNH Capital Trust are applied to their intended purposes, they may be invested in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

Ratio of earnings to fixed charges

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated:

		Fiscal Year Ended December 31,
	Nine Months Ended September 30, 2001
		2000	1999	1998	1997	1996

Ratio of earnings to fixed charges	3.0x	4.8x	1.8x	3.4x	3.6x	3.5x

The ratios of earnings to fixed charges presented above were computed by dividing our consolidated earnings by our consolidated fixed charges. For this purpose, earnings have been calculated by adding fixed charges to net income. Fixed charges consist of interest costs, whether expensed or capitalized, and any interest component of capitalized lease expense, amortization of debt discounts and deferred financing costs, whether expensed or capitalized, and distributions on trust preferred securities. During the periods presented, we had not issued any preferred shares, and so the ratio of earnings to combined fixed charges and preferred shares distributions are the same as the ratios of earnings to fixed charges presented above.

On October 12, 1999, HRPT Properties Trust, our former parent, distributed 50.7% of its ownership interest in us to its shareholders. The ratios presented above have been calculated as if we were separate from HRPT Properties Trust for all periods. For all periods prior to October 12, 1999, interest expense was allocated based on HRPT Properties Trust's historical interest expense as a percentage of its average historical costs of real estate investments.

Description of debt securities

The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. Our senior unsecured debt securities will be issued under the indenture, dated as of December 20, 2001, between us and State Street Bank and Trust Company, as it may be amended, supplemented or otherwise modified from time to time, or under one or more other indentures between us and that trust company or another trustee. Our other debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures and are not complete.

The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of indentures which we have filed as exhibits to the registration statement of which this prospectus is part. We will file any indentures and supplemental indentures if we issue debt securities. See "Where you can find more information." You may also review our December 20, 2001, senior debt indenture at the corporate trust offices of State Street Bank and Trust Company, Two International Place, Boston, Massachusetts 02110. This summary is also subject to and qualified by reference to the descriptions of the particular terms of securities described in the applicable prospectus supplement.

General

We may issue debt securities that rank "senior," "senior subordinated" or "junior subordinated." The debt securities that we refer to as "senior" will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as "senior subordinated" securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be "junior subordinated" securities. We have filed with the registration statement of which this prospectus is part three separate forms of indenture, one for the senior securities, one for the senior subordinated securities and one for the junior subordinated securities. We refer to senior subordinated and junior subordinated securities as "subordinated."

We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series.

The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

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the title and series designation and whether they are senior securities, senior subordinated securities or junior subordinated securities;

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the aggregate principal amount of the securities;

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the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

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if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

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the stated maturity date;

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any fixed or variable interest rate or rates per annum;

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the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

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the date from which interest may accrue and any interest payment dates;

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any sinking fund requirements;

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any provisions for redemption, including the redemption price and any remarketing arrangements;

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whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

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the events of default and covenants of such securities, including the required conditions to our ability to merge or consolidate or sell substantially all of our assets, to the extent different from or in addition to those described in this prospectus;

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whether we will issue the debt securities in certificated or book-entry form;

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whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

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whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

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the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

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whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

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the subordination provisions, if any, relating to the debt securities;

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if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

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whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

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the provisions relating to any security provided for the debt securities; and

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the provisions relating to any guarantee of the debt securities.

We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as "original issue discount" securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as may be described in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, interest, registration and transfer

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

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to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

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in any other lawful manner, all as the applicable indenture describes.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an "exchange."

You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "registrar." It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, consolidation or sale of assets

Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

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If we merge out of existence or sell our assets, the other company must be an entity organized under the laws of a State or the District of Columbia or under federal law and must agree to be legally responsible for our debt securities; and

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Immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Certain covenants

Existence.    Except as permitted as described above under "—Merger, consolidation or sale of assets," we will agree to do all things necessary to preserve and keep our trust existence, rights and franchises provided that it is in our best interests for the conduct of business.

Provisions of Financial Information.    Whether or not we remain required to do so under the Securities Exchange Act of 1934, as amended, to the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and an indenture trustee on or before the applicable SEC filing dates as if we were required to do so.

Events of default and related matters

Events of Default.    The term "event of default" for any series of debt securities means any of the following:

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We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date;

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We do not pay interest on a debt security of that series within 30 days after its due date;

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We do not deposit any sinking fund payment for that series within 30 days after its due date;

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We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of other series) for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of more than 50% in principal amount of debt securities of the affected series may send the notice;

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We default under any of our other indebtedness in an aggregate principal amount exceeding $25,000,000 after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of more than 50% in principal amount of debt securities of the affected series may send the notice;

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We or one of our "significant subsidiaries," if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

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Any other event of default described in the applicable prospectus supplement occurs.

The term "significant subsidiary" means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act of 1933, as amended.

Remedies if an Event of Default Occurs.    If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

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You must give the trustee written notice that an event of default has occurred and remains uncured;

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The holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

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The trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification of an indenture

There are three types of changes we can make to the indentures and the debt securities:

Changes Requiring Your Approval.    First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

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change the stated maturity of the principal or interest on a debt security;

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reduce any amounts due on a debt security;

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reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

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change the currency of payment on a debt security;

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impair your right to sue for payment;

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modify the subordination provisions, if any, in a manner that is adverse to you;

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reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

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reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default;

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waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

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modify any of the foregoing provisions.

Changes Requiring a Majority Vote.    The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under "—Changes requiring your approval" unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval.    The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

Further Details Concerning Voting.    Debt securities are not considered outstanding, and holders of debt securities are not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. The holders of debt securities may not be able to vote if the securities have been fully defeased as described immediately below under "—Discharge, defeasance and covenant defeasance—full defeasance." For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

Discharge, defeasance and covenant defeasance

Discharge.    We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full Defeasance.    We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

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We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government or U.S. government agency notes or bonds (or, in some circumstances, depositary receipts representing these notes or bonds) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

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The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us; and

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We must deliver to the trustee a legal opinion confirming the tax law change described above.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

Covenant Defeasance.    Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

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any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

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any subordination provisions; and

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certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

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the indebtedness ranking senior to the debt securities being offered;

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the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

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the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

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provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global securities

If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

Description of common shares

Our declaration of trust authorizes us to issue up to an aggregate of 50,000,000 shares of beneficial interest, all of which we have initially designated as common shares of beneficial interest. As of December 31, 2001, we had 43,421,700 common shares issued and outstanding. As permitted by the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the total number of shares of beneficial interest, to issue new and different classes of shares in any amount or to reclassify any unissued shares into other classes or series of classes that we choose. We believe that giving these powers to our board of trustees will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although our board of trustees has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of the class or series, delay or prevent a change in control.

The following is a summary description of the material terms of our common shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where you can find more information." This summary is also subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

Except as otherwise described in the applicable prospectus supplement, all of our common shares are entitled to the following, subject to the preferential rights of any other class or series of shares which may be issued and to the provisions of our declaration of trust regarding the restriction of the ownership of shares of beneficial interest:

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to receive distributions on their shares if, as and when authorized and declared by our board of trustees out of assets legally available for distribution; and

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to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees.

Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights.

Shareholders will have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our declaration of trust regarding the restriction on ownership of shares of beneficial interest, common shares will have equal distribution, liquidation and other rights.

For other information with respect to our shares, including effects that provisions in our declaration of trust and bylaws may have in delaying or deterring a change in our control, see "Description of certain provisions of Maryland law and our declaration of trust and bylaws" below.

Description of preferred shares

Preferred shares

The following is a summary description of the material terms of our preferred shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where you can find more information." This summary is also subject to and qualified by reference to the description of the particular terms of securities described in the applicable prospectus supplement.

General.    Our board of trustees will determine the designations, preferences, limitations and relative rights of our authorized and unissued preferred shares. These may include:

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the distinctive designation of each series and the number of shares that will constitute the series;

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the voting rights, if any, of shares of the series;

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the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions are payable;

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the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

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the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

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any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

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if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

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whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust, including any applicable articles supplementary, and our bylaws.

The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

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the description of the preferred shares;

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the number of the preferred shares offered;

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the voting rights, if any, of the holders of the preferred shares;

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the offering price of the preferred shares;

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the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

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the date from which distributions on the preferred shares shall accumulate;

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the provisions for any auctioning or remarketing, if any, of the preferred shares;

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the provision, if any, for redemption or a sinking fund;

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the liquidation preference per share;

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any listing of the preferred shares on a securities exchange;

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whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

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whether interests in the preferred shares will be represented by depositary shares as more fully described below under "Description of depositary shares;"

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a discussion of federal income tax considerations;

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the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

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any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

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any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

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any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

As described under "Description of depositary shares," we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of the preferred shares issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Rank

Unless our board of trustees otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all our common shares.

Distributions

Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of trustees must authorize and declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of trustees. In the case of preferred shares represented by depositary receipts, the records of the depositary referred to under "Description of depositary shares" will determine the persons to whom distributions are payable.

Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of trustees fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future.

If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

Redemption

We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of beneficial interest, the terms of the preferred shares may provide that, if no shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of beneficial interest pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation preference

The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of beneficial interest ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of beneficial interest ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of beneficial interest ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of beneficial interest shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

For these purposes, our consolidation or merger with or into any other trust or corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be a liquidation.

Voting rights

Holders of the preferred shares will not have any voting rights, except as shown below or as otherwise from time to time required by law or as specified in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, holders of our preferred shares will be entitled to elect two additional trustees to our board of trustees at our next annual meeting of shareholders and at each subsequent annual meeting if at any time distributions on the applicable series are in arrears for six consecutive quarterly periods. If the applicable series has a cumulative distribution, the right to elect additional trustees described in the preceding sentence shall remain in effect until we declare or pay and set aside for payment all distributions accrued and unpaid on the applicable series. If the applicable series does not have a cumulative distribution, the right to elect additional trustees described above shall remain in effect until we declare or pay and set aside for payment distributions accrued and unpaid on four consecutive quarterly periods on the applicable series.

Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of a majority of the shares of each series of preferred shares outstanding at that time:

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authorize, create or increase the authorized or issued amount of any class or series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

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reclassify any authorized shares of beneficial interest into a series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

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create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

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amend, alter or repeal the provisions of our declaration of trust or any articles supplementary relating to that series of preferred shares that materially and adversely affects the series of preferred shares.

The authorization, creation or increase of the authorized or issued amount of any class or series of shares of beneficial interest ranking on parity or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

As more fully described under "Description of depositary shares" below, if we elect to issue depositary shares, each representing a fraction of a share of a series, each depositary will in effect be entitled to a fraction of a vote per depositary share.

Conversion rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of beneficial interest. The terms will include the number of common shares or other securities into which the preferred shares are convertible, the conversion price (or the manner of determining it), the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our exchange rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.

Description of depositary shares

General

The following is a summary of the material provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of deposit agreement and depositary receipts which we will filed as exhibits to the registration statement of which this prospectus is part prior to an offering of depositary shares. See "Where you can find more information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

We may, at our option, elect to offer fractional interests in shares of preferred shares, rather than shares of preferred shares. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the distribution, voting, conversion, redemption, liquidation and other rights and preferences of the preferred shares represented by those depositary shares.

Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the preferred shares underlying the surrendered depositary receipts.

Distributions

A depositary will be required to distribute all cash distributions received in respect of the applicable preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Depositary shares that represent preferred shares converted or exchanged will not be entitled to distributions. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred shares will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of preferred shares

You may receive the number of whole shares of your series of preferred shares and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred shares will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole preferred shares you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred shares, you will not be entitled to re-deposit those preferred shares under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn preferred shares.

Redemption of depositary shares

If we redeem a series of the preferred shares underlying the depositary shares, the depositary will redeem those shares from the proceeds received by it. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares we are redeeming at their addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred shares. The redemption date for depositary shares will be the same as that of the preferred shares. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the preferred shares

Upon receipt of notice of any meeting at which the holders of the applicable preferred shares are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder's depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

Liquidation preference

Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary shares, as shown in the applicable prospectus supplement.

Conversion or exchange of preferred shares

The depositary shares will not themselves be convertible into or exchangeable for common shares, preferred shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred shares represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred shares represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred shares to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred shares represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred shares. In addition:

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no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred shares in exchange for depositary shares provided in the deposit agreement;

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the tax basis of each preferred share to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred shares; and

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if you held the depositary shares as a capital asset at the time of the exchange for preferred shares, the holding period for the preferred shares will include the period during which you owned the depositary shares.

Amendment and termination of a deposit agreement

We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

Any deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a Maryland real estate investment trust or (2) a majority of each series of preferred shares affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred shares as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

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all depositary shares have been redeemed;

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there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred shares; or

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each related preferred share shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred shares and any redemption of preferred shares. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and removal of depositary

A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related preferred shares. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of receipts upon reasonable notice.

Neither a depositary nor our company will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred shares unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred shares for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

Description of warrants

We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred shares, depositary shares, common shares or trust preferred shares. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the form of warrants and the warrant agreement with the SEC at or before the time of the offering of the applicable series of warrants.

The following is a summary of the material terms of our warrants and the warrant agreement. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of copy of the warrants and the warrant agreement which we will file as exhibits to the registration statement of which this prospectus is part. See "Where you can find more information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

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the offering price;

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the number of warrants offered;

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the securities underlying the warrants;

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the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

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the date on which the warrants will expire;

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federal income tax consequences;

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the rights, if any, we have to redeem the warrant;

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the name of the warrant agent; and

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the other terms of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended thereby. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date may not be altered without the consent of the holder of each warrant.

Description of trust preferred securities and trust guarantee

Trust preferred securities

If and when trust preferred securities are issued by a SNH Capital Trust, its declaration of trust will be replaced by an amended and restated trust agreement which will authorize its trustees to issue one series of trust preferred securities and one series of trust common securities. The form of amended and restated trust agreement is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

The following is a summary of the material terms of the trust preferred securities and the trust agreement of each SNH Capital Trust. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of amended and restated trust agreement which we have filed as an exhibit to the registration statement of which this prospectus is part. Each SNH Capital Trust will file any final amended and restated trust agreement if it issues trust preferred securities. See "Where you can find more information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

The trust agreement of each SNH Capital Trust will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The trust preferred securities will be issued to the public under the registration statement of which this prospectus is a part. The trust common securities will be issued directly or indirectly to us.

The trust preferred securities will have the terms, including distributions, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as set forth in the trust agreement or made part of the trust agreement by the Trust Indenture Act of 1939, as amended. A prospectus supplement will describe the specific terms of the trust preferred securities that a SNH Capital Trust is offering, including:

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the distinctive designation of trust preferred securities;

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the number of trust preferred securities issued by the SNH Capital Trust;

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the annual distribution rate, or method of determining the rate, for trust preferred securities and the date(s) upon which distributions will be payable;

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whether distributions on trust preferred securities will be cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date(s) from which distributions on trust preferred securities will be cumulative;

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the amount or amounts that will be paid out of the assets of the SNH Capital Trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding up or termination of that SNH Capital Trust;

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any terms and conditions under which trust preferred securities may be converted into our shares of beneficial interest, including the conversion price per share and any circumstances under which the conversion right will expire;

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any terms and conditions upon which the related series of our debt securities may be distributed to holders of trust preferred securities;

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any obligation of the SNH Capital Trust to purchase or redeem trust preferred securities and the price(s) at which, the period(s) within which and the terms and conditions upon which trust preferred securities will be purchased or redeemed, in whole or in part, under that obligation;

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any voting rights of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, as a condition to specified action or amendments to the trust agreement; and

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any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities consistent with the trust agreement or with applicable law.

Under the trust agreement, the Property Trustee will own a series of our debt securities purchased by the SNH Capital Trust for the benefit of the holders of its trust preferred securities and the trust common securities. The payment of distributions out of money held by the SNH Capital Trusts, and payments upon redemption of trust preferred securities or liquidation of the SNH Capital Trusts, will be guaranteed by us to the extent described under "Trust guarantee." The debt securities purchased by a SNH Capital Trust may be senior or subordinated and may be convertible, as described in the applicable prospectus supplement.

Certain United States federal income tax considerations applicable to an investment in trust preferred securities will be described in the applicable prospectus supplement.

In connection with the issuance of trust preferred securities, each SNH Capital Trust will also issue one series of trust common securities. The trust agreement will authorize the trustees, other than the Property Trustee, of the SNH Capital Trust to issue on behalf of the SNH Capital Trust one series of trust common securities having such terms as will be set forth in the trust agreement. These terms will include distributions, conversion, redemption, voting, liquidation rights and any restrictions as may be contained in the trust agreement.

Except as otherwise provided in the prospectus supplement, the terms of the trust common securities will be substantially identical to the terms of the trust preferred securities. The trust common securities will rank on parity with, and payments will be made on the trust common securities pro rata with the trust preferred securities, except that, upon an event of default under the trust agreement, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in limited circumstances, the holders of the trust common securities will also have the right to vote and appoint, remove or replace any of the trustees of the SNH Capital Trust. All of the trust common securities of each SNH Capital Trust will be directly or indirectly owned by us.

Trust guarantee

We will execute and deliver a guarantee concurrently with the issuance by each SNH Capital Trust of its trust preferred securities, for the benefit of the holders from time to time of the trust preferred securities. The applicable prospectus supplement will describe any significant differences between the actual terms of our guarantee and the summary below. The following summary of our guarantee is not complete. For more information, you should refer to the full text of our guarantee, including the definitions of the terms used and not defined in this prospectus or the related prospectus supplement and those terms made a part of the guarantee by the Trust Indenture Act of 1939, as amended. The form of trust guarantee is filed as an exhibit to this registration statement of which this prospectus is a part.

General.    We will irrevocably and unconditionally agree, to the extent set forth in the trust guarantee, to pay in full to the holders of trust preferred securities the guaranteed payments, except to the extent paid by the SNH Capital Trust, as and when due, regardless of any defense, right of set-off or counterclaim that the SNH Capital Trust may have or assert. The following payments, to the extent not paid by the SNH Capital Trust, will be subject to our guarantee:

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any accrued and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the SNH Capital Trust has funds legally available therefor;

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the redemption price, including all accrued and unpaid distributions, payable out of funds legally available therefor, with respect to any trust preferred securities called for redemption by the SNH Capital Trust; and

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upon a liquidation of a SNH Capital Trust, other than in connection with the distribution of our subordinated debt securities to the holders of the trust preferred securities or the redemption of all of the trust preferred securities issued by that SNH Capital Trust, the lesser of:

(1)
the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment; and

(2)
the amount of assets of the SNH Capital Trust remaining available for distribution to holders of trust preferred securities in liquidation of that SNH Capital Trust.

Our obligation to make a guarantee payment may be satisfied by the SNH Capital Trust's direct payment of the required amounts to the holders of trust preferred securities or by causing the SNH Capital Trust to pay the amount to the holders.

Amendment and Assignment.    Except with respect to any changes that do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required, a trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding affected trust preferred securities. The manner of obtaining any approval of the holders will be described in our prospectus supplement. All guarantees and agreements contained in our guarantee will bind our successors and assigns and will inure to the benefit of the holders of the related trust preferred securities then outstanding.

Termination.    Our guarantee will terminate:

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upon full payment of the redemption price of all related trust preferred securities;

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upon distribution of our debt securities held by the SNH Capital Trust to the holders of the trust preferred securities; or

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upon full payment of the amounts payable in accordance with the trust agreement upon liquidation of the SNH Capital Trust.

Our guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under those trust preferred securities or the guarantee. If the debt securities purchased by the SNH Capital Trust or our guarantee are subordinated, the applicable subordination provisions will provide that in the event payment is made on the subordinated debt securities or the subordinated guarantee in contravention of the subordination provisions, such payments will be paid over to the holders of our senior debt securities.

Ranking of Our Guarantee.    Each guarantee may be our secured or unsecured obligation and may be senior or subordinated, as described in the applicable prospectus supplement. The trust agreement will provide that each holder of trust preferred securities by acceptance of those securities agrees to the subordination provisions, if any, and other terms of the guarantee.

Our guarantee will constitute a guarantee of payment and not of collection. The guarantee will be deposited with the Property Trustee to be held for the benefit of the trust preferred securities. The Property Trustee will have the right to enforce our guarantee on behalf of the holders of the trust preferred securities. The holders of not less than a majority in aggregate liquidation amount of the affected trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of our guarantee, including the giving of directions to the Property Trustee. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce its rights under our guarantee, without first instituting a legal proceeding against the related SNH Capital Trust, or any other person or entity. Our guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the SNH Capital Trust, and by complete performance of all obligations under the guarantee.

Governing Law.    Our guarantee will be governed by and construed in accordance with the laws of the State of New York.

Description of certain provisions of Maryland law and of our declaration of trust and bylaws

We are organized as a Maryland real estate investment trust. The following is a summary of our declaration of trust and bylaws and several provisions of Maryland law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire declaration of trust and bylaws, copies of which we have previously filed with the SEC, or refer to the provisions of Maryland law.

Trustees

Our declaration of trust and bylaws provide that our board of trustees will establish the number of trustees. The number of trustees constituting our entire board of trustees may be increased or decreased from time to time only by a vote of the trustees, provided however that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Any vacancy on the board of trustees may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies. Our bylaws require that a majority of our trustees be independent trustees except for temporary periods due to vacancies.

Our declaration of trust divides our board of trustees into three classes. Shareholders elect our trustees of each class for three-year terms upon the expiration of their current terms. Shareholders elect only one class of trustees each year. We believe that classification of our board helps to assure the continuity of our business strategies and policies. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of our incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders are generally required to effect a change in a majority of our board of trustees.

Our declaration of trust provides that a trustee may be removed with or without cause by the affirmative vote of at least two-thirds of our shares entitled to be cast in the election of trustees. This provision precludes shareholders from removing our incumbent trustees unless they can obtain a substantial affirmative vote of shares.

Advance notice of trustee nominations and new business

Our bylaws provide that nominations of persons for election to our board of trustees and business to be transacted at shareholder meetings may be properly brought pursuant to our notice of the meeting, by our board of trustees, or by a shareholder who is (i) a shareholder of record at the time of giving the advance notice and at the time of the meeting, (ii) entitled to vote at the meeting and (iii) has complied with the advance notice and other applicable terms and provisions set forth in our bylaws.

Under our bylaws, a shareholder's notice of nominations for trustee or business to be transacted at an annual meeting of shareholders must be delivered to our secretary at our principal office not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of our notice for the preceding year's annual meeting. In the event that the date of mailing of our notice of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the mailing of our notice for the preceding year's annual meeting, a shareholder's notice must be delivered to us not earlier than the close of business on the 120th day prior to the mailing of notice of such annual meeting and not later than the close of business on the later of: (i) the 90th day prior to the date of mailing of the notice for such annual meeting, or (ii) the 10th day following the day on which we first make a public announcement of the date of mailing of our notice for such meeting. The public announcement of a postponement of the mailing of the notice for such annual meeting or of an adjournment or postponement of an annual meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice. If the number of trustees to be elected to our board of trustees is increased and we make no public announcement of such action or do not specify the size of the increased board of trustees at least one hundred (100) days prior to the first anniversary of the date of mailing of notice for our preceding year's annual meeting, a shareholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to our secretary at our principal office not later than the close of business on the 10th day immediately following the day on which such public announcement is made.

For special meetings of shareholders, our bylaws require a shareholder who is nominating a person for election to our board of trustees at a special meeting at which trustees are to be elected to give notice of such nomination to our secretary at our principal office not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (1) the 90th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the trustees to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice as described above.

Any notice from a shareholder of nominations for trustee or business to be transacted at a shareholder meeting must be in writing and include the following:

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as to each person nominated for election or reelection as a trustee, (i) the nominee's name, age, business and residence addresses, (ii) the class and number of shares beneficially owned or owned of record by the nominee and (iii) all information relating to the person that is required to be disclosed in solicitations of proxies for election of trustees or otherwise required by Regulation 14A under the Securities Exchange Act of 1934, as amended, together with the nominee's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected;

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as to other business that the shareholder proposes to bring before the meeting, a brief description of the business, the reasons for conducting the business and any material interest in the business of the shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

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as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of the shareholder and beneficial owner and the number of our shares which (s)he or they own beneficially and of record.

Meetings of shareholders

Under our bylaws, our annual meeting of shareholders will take place within six months after the end of each fiscal year, unless a different date is set by the board of trustees. Meetings of shareholders may be called only by our board of trustees.

Liability and indemnification of trustees and officers

To the maximum extent permitted by Maryland Law, our declaration of trust and bylaws include provisions limiting the liability of our present and former trustees, officers and shareholders for damages and obligating us to indemnify them against any claim or liability to which they may become subject by reason of their status or actions as our present or former trustees, officers or shareholders. Our bylaws also obligate us to pay or reimburse the people described above for reasonable expenses in advance of final disposition of a proceeding.

The Maryland REIT Law permits a real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law for directors and officers of Maryland corporations. The Maryland corporation statute permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

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the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

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the director or officer actually received an improper personal benefit in money, property or services; or

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in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The Maryland corporation statute permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

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a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

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a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act of 1933, as amended, is against public policy and is therefore unenforceable.

Shareholder liability

Under the Maryland REIT Law, a shareholder is not personally liable for the obligations of a real estate investment trust solely as a result of his status as a shareholder. Our declaration of trust provides that no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder. Despite these facts, our legal counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity such as ours may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, we can give no assurance that you can avoid liability in all instances in all jurisdictions. Our trustees have not provided in the past and do not intend to provide insurance covering these risks to our shareholders.

Transactions with affiliates

Our declaration of trust allows us to enter into contracts and transactions of any kind with any person, including any of our trustees, officers, employees or agents or any person affiliated with them. Other than general legal principles applicable to self-dealing by fiduciaries, there are no prohibitions in our declaration of trust or bylaws which would prohibit dealings between us and our affiliates.

Voting by shareholders

Whenever shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under our declaration of trust and bylaws shareholders do not have the right to take any action by written consents instead of a vote.

Restrictions on transfer of shares

Our declaration of trust restricts the amount of shares that individual shareholders may own. These restrictions are intended to assist with REIT compliance under the Internal Revenue Code of 1986, as amended, and otherwise to promote our orderly governance. These restrictions do not apply to HRPT Properties Trust, REIT Management & Research LLC or their affiliates. All certificates evidencing our shares will bear a legend referring to these restrictions.

Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended, more than 9.8% of the number or value of our outstanding shares. Our declaration of trust also prohibits any person from beneficially or constructively owning shares if that ownership would result in us being closely held under Section 856(h) of the Internal Revenue Code of 1986, as amended, or would otherwise cause us to fail to qualify as a REIT.

Our board of trustees, in its discretion, may exempt a proposed transferee from the share ownership limitation. So long as our board of trustees determines that it is in our best interest to qualify as a REIT, the board may not grant an exemption if the exemption would result in us failing to qualify as a REIT. In determining whether to grant an exemption, our board of trustees may consider, among other factors, the following:

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the general reputation and moral character of the person requesting an exemption;

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whether the person's ownership of shares would be direct or through ownership attribution;

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whether the person's ownership of shares would adversely affect our ability to acquire additional properties; and

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whether granting an exemption would adversely affect any of our existing contractual arrangements or business policies.

In addition, our board of trustees may require rulings from the Internal Revenue Service, opinions of counsel, affidavits, undertakings or agreements it deems advisable in order to make the foregoing decisions.

If a person attempts a transfer of our shares in violation of the ownership limitations described above, then that number of shares which would cause the violation will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us. The prohibited owner will not acquire any rights in these excess shares, will not benefit economically from ownership of any excess shares, will have no rights to distributions and will not possess any rights to vote. This automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer.

Within 20 days after receiving notice from us that its shares have been transferred to an excess share trust, the excess share trustee will sell the shares held in the excess share trust to a person designated by the excess share trustee whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon this sale, the interest of the charitable beneficiary in the shares sold will terminate and the excess share trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

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The prohibited owner will receive the lesser of:

(1)
the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the excess share trust, e.g., a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the excess share trust; and

(2)
the net price received by the excess share trustee from the sale of the shares held in the excess share trust.

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Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary.

If, prior to our discovery that shares of beneficial interest have been transferred to the excess share trust, a prohibited owner sells those shares, then:

  (1)
  those shares will be deemed to have been sold on behalf of the excess share trust; and

  (2)
  to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by an excess share trustee, the prohibited owner must pay the excess to the excess share trustee upon demand.

Also, shares of beneficial interest held in the excess share trust will be offered for sale to us, or our designee, at a price per share equal to the lesser of:

  (1)
  the price per share in the transaction that resulted in the transfer to the excess share trust or, in the case of a devise or gift, the market price at the time of the devise or gift; and

  (2)
  the market price on the date we or our designee accepts the offer.

We will have the right to accept the offer until the excess share trustee has sold the shares held in the excess share trust. The net proceeds of the sale to us will be distributed similar to any other sale by an excess share trustee.

Every owner of 5% or more of all classes or series of our shares is required to give written notice to us within 30 days after the end of each taxable year stating the name and address of the owner, the number of shares of each class and series of our shares which the owner beneficially owns, and a description of the manner in which those shares are held. If the Internal Revenue Code of 1986, as amended, or applicable tax regulations specify a threshold below 5%, this notice provision will apply to those persons who own our shares of beneficial interest at the lower percentage. In addition, each shareholder is required to provide us upon demand with any additional information that we may request in order to determine our status as a REIT, to determine our compliance with the requirements of any taxing authority or government and to determine and ensure compliance with the foregoing share ownership limitations.

The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. Our declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction will be subject to all of the provisions and limitations described above.

Business combinations

The Maryland corporation statute contains a provision which regulates business combinations with interested shareholders. This provision applies to Maryland real estate investment trusts like us. Under the Maryland corporation statute, business combinations such as mergers, consolidations, share exchanges and the like between a Maryland real estate investment trust and an interested shareholder are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. Under the statute the following persons are deemed to be interested shareholders:

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any person who beneficially owns 10% or more of the voting power of the trust's shares;

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an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust; or

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an affiliate of an interested shareholder.

After the five-year prohibition period has ended, a business combination between a trust and an interested shareholder must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

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the affirmative vote of at least 80% of the votes entitled to be cast; and

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the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected.

The shareholder approvals discussed above are not required if the trust's shareholders receive the minimum price set forth in the Maryland corporation statute for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

The foregoing provisions of the Maryland corporation statute do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board. Our board of trustees has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Maryland corporation statute described in the preceding paragraphs, provided that the business combination is first approved by the board of trustees, including the approval of a majority of the members of the board of trustees who are not affiliates or associates of the acquiring person. This resolution, however, may be altered or repealed in whole or in part at any time.

Control share acquisitions

The Maryland corporation statute contains a provision which regulates control share acquisitions. This provision also applies to Maryland real estate investment trusts. The Maryland corporation statute provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares of beneficial interest which, if aggregated with all other shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

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one-tenth or more but less than one-third;

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one-third or more but less than a majority; or

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a majority or more of all voting power.

An acquiror must obtain the necessary shareholder approval each time he acquires control shares in an amount sufficient to cross one of the thresholds noted above.

Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval by virtue of a revocable proxy. The Maryland corporation statute provides a list of exceptions from the definition of control share acquisition.

A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay expenses, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days after demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem any or all of the control shares for fair value determined as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of those shares are considered and not approved. The right of the trust to redeem any or all of the control shares is subject to conditions and limitations listed in the statute. The trust may not redeem shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to the following:

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shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

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acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

Our bylaws contain a provision exempting any and all acquisitions by any person of our shares of beneficial interest from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

Amendment to our declaration of trust, dissolution and mergers

Under the Maryland REIT Law, a real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless these actions are approved by at least two-thirds of all shares entitled to be cast on the matter. The statute allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority. Our declaration of trust provides for approval of any of the foregoing actions by a majority of shares entitled to vote on these actions provided the action in question has been approved by our board of trustees. Our declaration of trust further provides that if permitted in the future by Maryland law, the majority required to approve any of the foregoing actions will be the majority of shares voted. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits this type of action by our board of trustees. Our declaration of trust also permits our board of trustees to effect changes in our unissued shares, as described more fully above, and to change our name without shareholder approval, and provides that, to the extent permitted in the future by Maryland law, our board of trustees may amend any other provision of our declaration of trust without shareholder approval. The Maryland REIT Law provides that a majority of our entire board of trustees, without action by the shareholders, may amend our declaration of trust to change our name or to change the name or other designation or the par value of any class or series of our shares and the aggregate par value of our shares.

Anti-takeover effect of Maryland law and of our declaration of trust and bylaws

The following provisions in our declaration of trust and bylaws and in Maryland law could delay or prevent a change in our control:

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the limitation on ownership and acquisition of more than 9.8% of our shares;

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the classification of our board of trustees into classes and the election of each class for three-year staggered terms;

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the requirement of a two-thirds majority vote of shareholders for removal of our trustees;

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the facts that the number of our trustees may be fixed only by vote of our board of trustees, that a vacancy on our board of trustees may be filled only by the affirmative vote of a majority of our remaining trustees and that our shareholders are not entitled to act without a meeting;

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the provision that only our board of trustees may call meetings of shareholders;

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the advance notice requirements for shareholder nominations for trustees and other proposals;

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the control share acquisitions provisions of Maryland law, if the applicable provisions in our bylaws are rescinded;

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the business combination provisions of Maryland law, if the applicable resolution of our board of trustees is rescinded or if our board of trustees' approval of a combination is not obtained; and

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the ability of our board of trustees to authorize and issue additional shares, including additional classes of shares with rights defined at the time of issuance, without shareholder approval.

Plan of distribution

We and/or the SNH Capital Trusts may sell the offered securities (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

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the terms of the offering;

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the names of any underwriters or agents;

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the name or names of any managing underwriter or underwriters;

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the purchase price of the securities;

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the net proceeds from the sale of the securities;

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any delayed delivery arrangements;

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any underwriting discounts, commissions and other items constituting underwriters' compensation;

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any initial public offering price; and

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any discounts or concessions allowed or reallowed or paid to dealers; and any commissions paid to agents.

In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Sale through underwriters or dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

In order to facilitate the offering of securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their account. In addition, to cover over-allotments or to stabilize the price of the shares, the underwriters may bid for, and purchase, shares in the open market. Finally, an underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the offered securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Some or all of the securities that we and/or the SNH Capital Trusts offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we and/or the SNH Capital Trusts sell securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities offered pursuant to this prospectus.

If dealers are used in the sale of securities, we and/or the SNH Capital Trusts will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We and/or the SNH Capital Trusts may sell the securities directly. In this case, no underwriters or agents would be involved. We and/or the SNH Capital Trusts may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We and/or the SNH Capital Trusts may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed delivery contracts

If we so indicate in the prospectus supplement, we and/or the SNH Capital Trusts may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General information

We and/or the SNH Capital Trusts may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to United States persons, other than qualifying financial institutions, during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

Validity of the offered securities

Sullivan & Worcester LLP, as to certain matters of New York law, and Ballard Spahr Andrews & Ingersoll, LLP, as to certain matters of Maryland law, will pass upon the validity of the offered securities for us. Barry M. Portnoy, a former partner of the firm of Sullivan & Worcester LLP, is one of our managing trustees, and he is a managing trustee of HRPT Properties Trust and Hospitality Properties Trust and a managing director of Five Star Quality Care, Inc. Mr. Portnoy is also a director and 50% owner of REIT Management & Research LLC, our investment manager, and a director of certain of our subsidiaries. Sullivan & Worcester LLP represents HRPT Properties Trust, Hospitality Properties Trust, Five Star Quality Care, Inc., REIT Management & Research LLC and certain of their affiliates. Ballard Spahr Andrews & Ingersoll, LLP is special Maryland counsel to HRPT Properties Trust, Hospitality Properties Trust and Five Star Quality Care, Inc.

Experts

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Ernst & Young LLP, independent auditors, have also audited the combined financial statements of Certain Mariner Post-Acute Network Facilities (Operated by AMS Properties, Inc. and GCI Health Care Centers, Inc., wholly-owned subsidiaries of Mariner Post-Acute Network, Inc.) included in our Current Report on Form 8-K dated January 30, 2001, as amended, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules and the combined financial statements of Certain Mariner Post-Acute Network Facilities (Operated by AMS Properties, Inc. and GCI Health Care Centers, Inc., wholly-owned subsidiaries of Mariner Post-Acute Network, Inc.), are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

KPMG LLP, independent auditors, have audited the combined financial statements of forty-two facilities acquired by us from Integrated Health Services, Inc. included in our Form 8-K dated January 30, 2001, as amended, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These combined financial statements are incorporated by reference in reliance on KPMG LLP's report, given on their authority as experts in accounting and auditing.

Arthur Andersen LLP, independent public accountants, have audited the consolidated financial statements of CSL Group, Inc. and subsidiaries (a business unit wholly owned by Crestline Capital Corporation) as partitioned for sale to SNH/CSL Properties Trust included in our Current Report on Form 8-K dated September 21, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. These consolidated financial statements are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving their report.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. This prospectus is part of a registration statement and does not contain all of the information set forth in the registration statement. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http://www.sec.gov.

Our common shares are traded on the New York Stock Exchange under the symbol "SNH," and you can review similar information concerning us at the office of the NYSE at 20 Broad Street, New York, New York 10005.

Documents incorporated by reference

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

The following documents are hereby incorporated by reference into this prospectus and specifically made a part hereof:

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our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

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our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

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our Current Reports on Form 8-K dated January 30, 2001, as amended, May 16, 2001, June 11, 2001, June 18, 2001, June 27, 2001, August 9, 2001, September 21, 2001, October 3, 2001, as amended, November 5, 2001, December 6, 2001, December 13, 2001, December 18, 2001, December 20, 2001 and December 31, 2001; and

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the description of our common shares contained in our registration statement on Form 8-A (File No. 001-15319), filed on September 22, 1999.

All filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this prospectus and prior to the termination or completion of any offering of offered securities, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the respective dates of filing of such documents.

We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those which we specifically incorporate by reference in this prospectus. You may obtain this information at no cost by writing or telephoning us at: 400 Centre Street, Newton, Massachusetts, 02458, (617) 796-8350, Attention: Investor Relations.

THE ARTICLES OF AMENDMENT AND RESTATEMENT ESTABLISHING SENIOR HOUSING PROPERTIES TRUST, DATED SEPTEMBER 20, 1999, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO, IS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME "SENIOR HOUSING PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SENIOR HOUSING PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SENIOR HOUSING PROPERTIES TRUST. ALL PERSONS DEALING WITH SENIOR HOUSING PROPERTIES TRUST SHALL LOOK ONLY TO THE ASSETS OF SENIOR HOUSING PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

PROSPECTUS

12,809,238 Shares

Senior Housing Properties Trust

Common Shares of Beneficial Interest

This prospectus relates to 12,809,238 of our common shares of beneficial interest, par value $.01 per share, owned by HRPT Properties Trust, or HRPT. These shares were retained by HRPT at the time HRPT distributed its ownership in us to HRPT shareholders in a spin-off transaction on October 12, 1999.

Although HRPT has informed us that it has formed no definitive intent to sell our shares that it owns, depending upon HRPT's continuing review of its investments and various other facts, HRPT may, subject to any applicable securities laws, sell all or any part of the offered shares. See "Selling Shareholder." We will not receive any proceeds from the sale of the shares by HRPT. HRPT expects that it may dispose of the shares offered hereby from time to time in one or more of the following transactions:

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to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time);

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through brokers or dealers, acting as principal or agent, in transactions (which may involve crosses and block transactions) in the over-the-counter market, in special offerings, in transactions in which brokers or dealers solicit purchasers, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

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through banks, brokers or dealers as collateral for obligations of the selling shareholder;

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through banks, brokers or others, or directly as the securities used to settle rights of conversion, exchange or similar rights conveyed by HRPT to its security holders or other contract counterparties;

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directly or through brokers, dealers or agents in private sales at negotiated prices;

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through a combination of any such methods of sale; or

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by any other legally available means. See "Plan of Distribution."

The selling shareholder and any broker-dealers, agents or underwriters which participate in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or purchase discounts received by them may be deemed to be commissions or discounts under the Securities Act. If required, the names of any underwriters, brokers, dealers or agents involved in the sale of the shares and the applicable commission or discount, if any, will be set forth in an accompanying supplement to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

Our common shares are listed on the New York Stock Exchange under the symbol "SNH." On October 8, 2003, the last sale price for our common shares on the NYSE was $15.29.

Our principal executive offices are located at 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 796-8350.

Risks associated with an investment in our shares will be decribed in the applicable prospectus supplement, as described in "Risk factors" on page 3.

The date of this prospectus is October 24, 2003.

About this prospectus

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information that you will find in the registration statement. Statements in this prospectus about the contents of any contract or other document are not necessarily complete. In addition to reading this prospectus, you should read the copies of the contracts and other documents that we have filed as exhibits to the registration statement. The statements we make in this prospectus are qualified in all respects by the information contained in the exhibits to the registration statement. The section called "Where You Can Find More Information" below contains information about how you can obtain copies of the registration statement and additional information about us.

You should rely only on the information incorporated by reference or provided in this document. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. HRPT Properties Trust will not make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus, as well as the information we have previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

References in this prospectus to "we," "us," "our" or "SNH" include Senior Housing Properties Trust and its consolidated subsidiaries.

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Cautionary note concerning forward looking statements

WE HAVE MADE STATEMENTS IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND FEDERAL SECURITIES LAWS. THESE STATEMENTS REGARD OUR INTENT, BELIEF OR EXPECTATIONS, OR THE INTENT, BELIEF OR EXPECTATIONS OF OUR TRUSTEES OR OUR OFFICERS, WITH RESPECT TO VARIOUS MATTERS MORE COMPLETELY DESCRIBED IN THE DOCUMENTS INCORPORATED BY REFERENCE AND TO BE MORE COMPLETELY DESCRIBED IN A SUPPLEMENT TO THIS PROSPECTUS.

WHENEVER WE USE WORDS SUCH AS "BELIEVE", "EXPECT", "ANTICIPATE", "INTEND", "PLAN", "ESTIMATE" OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS MATTERS MORE COMPLETELY DESCRIBED IN THE DOCUMENTS INCORPORATED BY REFERENCE AND TO BE MORE COMPLETELY DESCRIBED IN A SUPPLEMENT TO THIS PROSPECTUS. FORWARD LOOKING STATEMENTS ARE ONLY EXPRESSIONS OF OUR PRESENT EXPECTATIONS AND INTENTIONS. FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR, AND THEY MAY NOT OCCUR. YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

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Senior Housing Properties Trust

We are a real estate investment trust, or REIT, which was organized under the laws of the state of Maryland in 1998 to continue the senior housing real estate investment business of HRPT Properties Trust, or HRPT, our former parent. We invest in senior housing real estate, including apartment buildings for aged residents, independent living properties, assisted living facilities and nursing homes. As of June 30, 2003, we had investments in 144 properties located in 31 states.

Selling Shareholder

We were organized in 1998 as a 100% owned subsidiary of HRPT. In October 1999, HRPT transferred substantially all of its senior housing related investments to us, distributed 50.7% of our common shares to its shareholders and retained 12,809,238 of our common shares for its own account.

Although HRPT has informed us that it has formed no definitive intent to sell any portion of our shares that it owns, from time to time, depending upon HRPT's continuing review of its investments and various other facts, HRPT may, subject to any applicable securities laws, sell all or any part of the common shares offered by this prospectus. We cannot give an estimate as to the number or percentage of our common shares HRPT will own upon termination of this offering. More information about the possible distribution of the offered shares is given in "Plan of Distribution" below.

The common shares offered by this prospectus will be sold, if at all, by HRPT, the selling shareholder. We believe HRPT has sole voting and investment power with respect to all common shares beneficially owned by it. These shares are being registered pursuant to the terms of a registration agreement between us and HRPT. Under the registration agreement, we have agreed to, among other things, file a registration statement with respect to the offered shares and use reasonable efforts to effect the registration of the offered shares. HRPT has agreed to pay all expenses incurred relating to the registration and sale of the offered shares. We have agreed to indemnify HRPT against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Alternatively, we may contribute to payments that HRPT may be required to make as a result of these liabilities.

The following table sets forth information known with respect to HRPT for whom we are registering the shares. Prior to the offering of the common shares described in this prospectus, HRPT owned the following common shares:

Common Shares Owned Prior to Offering	Maximum Number of Common Shares Being Offered	Percentage of Outstanding Common Shares Prior to Offering
12,809,238	12,809,238	21.9%(1)

(1)
Applicable percentage ownership in the table is based upon 58,452,838 common shares outstanding on October 8, 2003.

Relationship Between us, our Affiliates and the Selling Shareholder

We were formerly a wholly owned subsidiary of HRPT. In October 1999, HRPT distributed a majority of its ownership in us to its then existing shareholders in a spin off transaction. Immediately after the

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spin off, HRPT owned 12,809,238 of our common shares, which represents 21.9% of our total issued and outstanding shares as of October 8, 2003.

The transaction agreement that governed the spin off provides that as long as:

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HRPT owns more than 10% of us; or

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we and HRPT have one or more common managing trustees or engage the same investment advisor;

then, generally, HRPT will not invest in senior housing properties and we will not invest in office, including medical office, laboratory or clinical buildings.

Reit Management & Research LLC, or RMR, provides investment, management and administrative services to us and HRPT. RMR is owned by Gerard M. Martin and Barry M. Portnoy, who are each managing trustees of ours, HRPT and Hospitality Properties Trust, or HPT. HRPT owns 4,000,000 common shares of HPT. RMR and HPT may be deemed to be affiliates of ours.

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Risk factors

An investment in our common shares involves risks. The material risks will be set forth in the prospectus supplement relating to the offered securities. Investors should carefully consider those risks, the information contained in "Cautionary Note Concerning Forward Looking Statements", as well as the other information contained in this prospectus, the related prospectus supplement and all of the documents incorporated by reference.

Use of proceeds

We will receive no proceeds from the sale of the common shares offered by HRPT. HRPT will receive all proceeds from any such sale.

Description of common shares

Our declaration of trust authorizes us to issue up to an aggregate of 62,000,000 shares of beneficial interest, all of which we have initially designated as common shares of beneficial interest. As of October 8, 2003, we had 58,452,838 common shares issued and outstanding. As permitted by the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the total number of shares of beneficial interest, to issue new and different classes of shares in any amount or to reclassify any unissued shares into other classes or series of classes that we choose. We believe that giving these powers to our board of trustees will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although our board of trustees has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of the class or series, delay or prevent a change in control.

The following is a summary description of the material terms of our common shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information."

Except as otherwise described in any applicable prospectus supplement, all of our common shares are entitled to the following, subject to the preferential rights of any other class or series of shares which may be issued and to the provisions of our declaration of trust regarding the restriction of the ownership of shares of beneficial interest:

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to receive distributions on their shares if, as and when authorized and declared by our board of trustees out of assets legally available for distribution; and

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to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees.

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Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights.

Shareholders will have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our declaration of trust regarding the restriction on ownership of shares of beneficial interest, common shares will have equal distribution, liquidation and other rights.

The common shares offered by this prospectus will be fully paid and nonassessable.

For other information with respect to our shares, including effects that provisions in our declaration of trust and bylaws may have in delaying or deterring a change in our control, see "Description of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws" below.

The transfer agent and registrar for our shares is Equiserve Trust Company, N.A., P.O. Box 43010, Providence RI 02940-3010, telephone 800-426-5523.

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Description of certain provisions of Maryland law and of our declaration of trust and bylaws

We are organized as a Maryland real estate investment trust. The following is a summary of our declaration of trust and bylaws and several provisions of Maryland law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire declaration of trust and bylaws, copies of which we have previously filed with the SEC, or refer to the provisions of Maryland law.

Trustees

Our declaration of trust and bylaws provide that our board of trustees will establish the number of trustees. The number of trustees constituting our entire board of trustees may be increased or decreased from time to time only by a vote of the trustees, provided however that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Any vacancy on the board of trustees may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies. Our bylaws require that a majority of our trustees be independent trustees except for temporary periods due to vacancies.

Our declaration of trust divides our board of trustees into three classes. Shareholders elect our trustees of each class for three-year terms upon the expiration of their current terms. Shareholders elect only one class of trustees each year. We believe that classification of our board helps to assure the continuity of our business strategies and policies. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of our incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders are generally required to effect a change in a majority of our board of trustees.

Our declaration of trust provides that a trustee may be removed with or without cause by the affirmative vote of at least two-thirds of our shares entitled to be cast in the election of trustees. This provision precludes shareholders from removing our incumbent trustees unless they can obtain a substantial affirmative vote of shares.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that nominations of persons for election to our board of trustees and business to be transacted at shareholder meetings may be properly brought pursuant to our notice of the meeting, by our board of trustees, or by a shareholder who is

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a shareholder of record at the time of giving the advance notice and at the time of the meeting,

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entitled to vote at the meeting, and

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has complied with the advance notice and other applicable terms and provisions set forth in our bylaws.

Under our bylaws, a shareholder's notice of nominations for trustee or proposals not intended to be included in our proxy statement for an annual meeting of shareholders must be delivered to our

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secretary at our principal office not later than the close of business on the 90th day and not earlier than the 120th day prior to the first anniversary of the date of mailing of our notice for the preceding year's annual meeting. In the event that the date of mailing of our notice of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the mailing of our notice for the preceding year's annual meeting, a shareholder's notice must be delivered to us not earlier than the 120th day prior to the mailing of notice of such annual meeting and not later than the close of business on the later of:

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the 90th day prior to the date of mailing of the notice for such annual meeting, or

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the 10th day following the day on which we first make a public announcement of the date of mailing of our notice for such meeting.

The public announcement of a postponement of the mailing of the notice for such annual meeting or of an adjournment or postponement of an annual meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice. If the number of trustees to be elected to our board of trustees is increased and no public announcement of such action is made at least one hundred thirty (130) days prior to the first anniversary of the date of mailing of notice for our preceding year's annual meeting, a shareholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to our secretary at our principal office not later than the close of business on the 10th day immediately following the day on which such public announcement is made.

Under the rules and regulations of the Securities and Exchange Commission, to be eligible for inclusion in our proxy statement for our annual meeting, proposals of shareholders other than nominations must be received at our principal executive office no later than the 120th day prior to the first anniversary of the date of mailing of our notice for the preceeding year's annual meeting, and must otherwise satisfy the conditions established by the Securities and Exchange Commission for inclusion.

For special meetings of shareholders, our bylaws require a shareholder who is nominating a person for election to our board of trustees at a special meeting at which trustees are to be elected to give notice of such nomination to our secretary at our principal office not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of:

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the 90th day prior to such special meeting or

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the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the trustees to be elected at such meeting.

The public announcement of a postponement or adjournment of a special meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice as described above.

Any notice from a shareholder of nominations for trustee or business to be transacted at a shareholder meeting must be in writing and include the following:

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as to each person whom the shareholder proposes to nominate for election or reelection as a trustee, (1) such person's name, age, business address and residence address, (2) the class, series and number of shares of beneficial interest of the Trust that are beneficially owned or owned of record by such person, (3) the date such shares were acquired and the investment intent of such acquisition, (4) the record of all purchases and sales of our securities by such person during the previous 12 month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved and (5) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required,

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  in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, including such person's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected;

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as to any other business that the shareholder proposes to bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of such shareholder and any Shareholder Associated Person (as defined in the bylaws), including any anticipated benefit therefrom;

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as to the shareholder giving the notice and any Shareholder Associated Person, the class, series and number of shares of the Trust which are owned of record by such shareholder and by such Shareholder Associated Person, if any, and the class, series and number of, and the nominee holder for, shares owned beneficially but not of record by such shareholder and by any such Shareholder Associated Person;

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as to the shareholder giving the notice and any Shareholder Associated Person, the name and address of such shareholder, as they appear on our share ledger and current name and address, if different of such Shareholders Associated Person;

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as to the shareholder giving the notice and any Shareholder Associated Person, the record of all purchases and sales of our securities by such shareholder or Shareholder Associated Person during the previous 12 month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved; and

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to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a trustee or the proposal of other business on the date of such shareholder's notice.

Upon written request by the trustees, any shareholder proposing a nominee for election as a trustee must provide written verification of the accuracy of the information contained in the shareholder's notice submitted in accordance with the bylaws. If such written verification is not received within three days of the request, the shareholders proposal will be treated as not having been received in accordance with the procedures outlined in the bylaws.

Shareholder nominations which meet the requirements of our bylaws will not be included in our proxy for our annual meeting unless those nominations are also supported by our board of trustees, but they may be considered at the annual meeting whether or not they are supported by our board of trustees.

Meetings of Shareholders

Under our bylaws, our annual meeting of shareholders will take place within six months after the end of each fiscal year, unless a different date is set by the board of trustees. Meetings of shareholders may be called only by our board of trustees.

Liability and Indemnification of Trustees and Officers

To the maximum extent permitted by Maryland Law, our declaration of trust and bylaws include provisions limiting the liability of our present and former trustees, officers and shareholders for damages and obligating us to indemnify them against any claim or liability to which they may become subject by reason of their status or actions as our present or former trustees, officers or shareholders. Our bylaws also obligate us to pay or reimburse the people described above for reasonable expenses in advance of final disposition of a proceeding.

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The Maryland REIT Law permits a real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law for directors and officers of Maryland corporations. The Maryland corporation statute permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

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the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

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the director or officer actually received an improper personal benefit in money, property or services; or

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in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Additionally, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The Maryland corporation statute permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

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a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

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a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

Shareholder Liability

Under the Maryland REIT Law, a shareholder is not personally liable for the obligations of a real estate investment trust solely as a result of his status as a shareholder. Our declaration of trust provides that no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder. Despite these facts, our legal counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity such as ours may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, we can give no assurance that you can avoid liability in all instances in all jurisdictions. Our trustees have not provided in the past and do not intend to provide insurance covering these risks to our shareholders.

Transactions with Affiliates

Our declaration of trust allows us to enter into contracts and transactions of any kind with any person, including any of our trustees, officers, employees or agents or any person affiliated with them. Other than general legal principles applicable to self-dealing by fiduciaries, there are no prohibitions in our declaration of trust or bylaws which would prohibit dealings between us and our affiliates.

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Voting by Shareholders

Whenever shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under our declaration of trust and bylaws shareholders do not have the right to take any action by written consents instead of a vote at a shareholders meeting.

Restrictions on Transfer of Shares

Our declaration of trust restricts the amount of shares that individual shareholders may own. These restrictions are intended to assist with REIT compliance under the Internal Revenue Code of 1986, as amended, and otherwise to promote our orderly governance. These restrictions do not apply to HRPT Properties Trust, RMR or their affiliates. All certificates evidencing our shares will bear a legend referring to these restrictions.

Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended, more than 9.8% of the number or value of our outstanding shares. Our declaration of trust also prohibits any person from beneficially or constructively owning shares if that ownership would result in us being closely held under Section 856(h) of the Internal Revenue Code of 1986, as amended, or would otherwise cause us to fail to qualify as a REIT.

Our board of trustees, in its discretion, may exempt a proposed transferee from the share ownership limitation. So long as our board of trustees determines that it is in our best interest to qualify as a REIT, the board may not grant an exemption if the exemption would result in us failing to qualify as a REIT. In determining whether to grant an exemption, our board of trustees may consider, among other factors, the following:

–>
the general reputation and moral character of the person requesting an exemption;

–>
whether the person's ownership of shares would be direct or through ownership attribution;

–>
whether the person's ownership of shares would adversely affect our ability to acquire additional properties; and

–>
whether granting an exemption would adversely affect any of our existing contractual arrangements or business policies.

In addition, our board of trustees may require rulings from the Internal Revenue Service, opinions of counsel, affidavits, undertakings or agreements it deems advisable in order to make the foregoing decisions.

If a person attempts a transfer of our shares in violation of the ownership limitations described above, then that number of shares which would cause the violation will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us, or if the charitable trust would not be effective for any reason to prevent violation, then the transfer of these excess shares will be void ab initio. The prohibited owner will not acquire any rights in these excess shares, will not benefit economically from ownership of any excess shares, will have no rights to distributions and will not possess any rights to vote. This automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer.

Within 20 days after receiving notice from us that its shares have been transferred to an excess share trust, the excess share trustee will sell the shares held in the excess share trust to a person designated by the excess share trustee whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon this sale, the interest of the charitable beneficiary in the shares

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sold will terminate and the excess share trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

–>
The prohibited owner will receive the lesser of:

(1)
the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the excess share trust, e.g., a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the excess share trust; and

(2)
the net price received by the excess share trustee from the sale of the shares held in the excess share trust.

–>
Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary.

If, prior to our discovery that shares of beneficial interest have been transferred to the excess share trust, a prohibited owner sells those shares, then:

  (1)
  those shares will be deemed to have been sold on behalf of the excess share trust; and

  (2)
  to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by an excess share trustee, the prohibited owner must pay the excess to the excess share trustee upon demand.

Also, shares of beneficial interest held in the excess share trust will be offered for sale to us, or our designee, at a price per share equal to the lesser of:

  (1)
  the price per share in the transaction that resulted in the transfer to the excess share trust or, in the case of a devise or gift, the market price at the time of the devise or gift; and

  (2)
  the market price on the date we or our designee accept the offer.

We will have the right to accept the offer until the excess share trustee has sold the shares held in the excess share trust. The net proceeds of the sale to us will be distributed similar to any other sale by an excess share trustee.

Every owner of 5% or more of all classes or series of our shares is required to give written notice to us within 30 days after the end of each taxable year stating the name and address of the owner, the number of shares of each class and series of our shares which the owner beneficially owns, and a description of the manner in which those shares are held. If the Internal Revenue Code of 1986, as amended, or applicable tax regulations specify a threshold below 5%, this notice provision will apply to those persons who own our shares of beneficial interest at the lower percentage. In addition, each shareholder is required to provide us upon demand with any additional information that we may request in order to determine our status as a REIT, to determine our compliance with the requirements of any taxing authority or government and to determine and ensure compliance with the foregoing share ownership limitations.

The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. Our declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction will be subject to all of the provisions and limitations described above.

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Business Combinations

The Maryland corporation statute contains a provision which regulates business combinations with interested shareholders. This provision applies to Maryland real estate investment trusts like us. Under the Maryland corporation statute, business combinations such as mergers, consolidations, share exchanges and the like between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. Under the statute the following persons are deemed to be interested shareholders:

–>
any person who beneficially owns 10% or more of the voting power of the trust's shares; or

–>
an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust.

After the five-year prohibition period has ended, a business combination between a trust and an interested shareholder must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

–>
the affirmative vote of at least 80% of the votes entitled to be cast; and

–>
the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

The shareholder approvals discussed above are not required if the trust's shareholders receive the minimum price set forth in the Maryland corporation statute for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

The foregoing provisions of the Maryland corporation statute do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board. Our board of trustees has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Maryland corporation statute described in the preceding paragraphs, provided that the business combination is first approved by the board of trustees, including the approval of a majority of the members of the board of trustees who are not affiliates or associates of the acquiring person. This resolution, however, may be altered or repealed in whole or in part at any time.

Control Share Acquisitions

The Maryland corporation statute contains a provision which regulates control share acquisitions. This provision also applies to Maryland real estate investment trusts. The Maryland corporation statute provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares of beneficial interest which, if aggregated with all other shares of beneficial interest previously

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acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

–>
one-tenth or more but less than one-third;

–>
one-third or more but less than a majority; or

–>
a majority or more of all voting power.

An acquiror must obtain the necessary shareholder approval each time he acquires control shares in an amount sufficient to cross one of the thresholds noted above.

Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. The Maryland corporation statute provides a list of exceptions from the definition of control share acquisition.

A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay expenses, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days after demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem any or all of the control shares for fair value determined as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of those shares are considered and not approved. The right of the trust to redeem any or all of the control shares is subject to conditions and limitations listed in the statute. The trust may not redeem shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to the following:

–>
shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

–>
acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

Our bylaws contain a provision exempting any and all acquisitions by any person of our shares of beneficial interest from the control share acquisition statute.

Amendment to our Declaration of Trust, Dissolution and Mergers

Under the Maryland REIT Law, a real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless these actions are approved by at least two-thirds of all shares entitled to be cast on the matter. The statute allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority. Our declaration of trust provides for approval of any of the foregoing actions by a majority of shares entitled to vote on these actions

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provided the action in question has been approved by our board of trustees. Our declaration of trust further provides that if permitted in the future by Maryland law, the majority required to approve any of the foregoing actions will be the majority of shares voted. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits this type of action by our board of trustees. Our declaration of trust also permits our board of trustees to effect changes in our unissued shares, as described more fully above, and to change our name without shareholder approval, and provides that, to the extent permitted in the future by Maryland law, our board of trustees may amend any other provision of our declaration of trust without shareholder approval. The Maryland REIT Law provides that a majority of our entire board of trustees, without action by the shareholders, may amend our declaration of trust to change our name or to change the name or other designation or the par value of any class or series of our shares and the aggregate par value of our shares.

Anti-Takeover Effect of Maryland Law and of our Declaration of Trust and Bylaws

The following provisions in our declaration of trust and bylaws and in Maryland law could delay or prevent a change in our control:

–>
the limitation on ownership and acquisition of more than 9.8% of our shares;

–>
the classification of our board of trustees into classes and the election of each class for three-year staggered terms;

–>
the requirement of a two-thirds majority vote of shareholders for removal of our trustees;

–>
the facts that the number of our trustees may be fixed only by vote of our board of trustees, that a vacancy on our board of trustees may be filled only by the affirmative vote of a majority of our remaining trustees and that our shareholders are not entitled to act without a meeting;

–>
the provision that only our board of trustees may call meetings of shareholders;

–>
the advance notice requirements for shareholder nominations for trustees and other proposals;

–>
the control share acquisitions provisions of Maryland law, if the applicable provisions in our bylaws are rescinded;

–>
the business combination provisions of Maryland law, if the applicable resolution of our board of trustees is rescinded or if our board of trustees' approval of a combination is not obtained; and

–>
the ability of our board of trustees to authorize and issue additional shares, including additional classes of shares with rights defined at the time of issuance, without shareholder approval.

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Plan of distribution

We will not receive any proceeds from the sale of the offered shares. Depending upon HRPT's continuing review of its investments and various other facts, HRPT may, subject to any applicable securities laws, sell all or any part of the shares. Although HRPT has informed us that it has formed no definitive intent to sell our shares that it owns, we have filed the registration statement of which this prospectus forms a part because HRPT expects that it may dispose of the shares offered hereby from time to time by any one or more of the following methods:

–>
to underwriters who will acquire the shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time);

–>
through brokers or dealers, acting as principal or agent, in transactions (which may involve crosses and block transactions) in the over-the-counter market, in special offerings, in transactions in which brokers or dealers solicit purchasers, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

–>
through banks, brokers or dealers as collateral for obligations of the selling shareholder;

–>
through banks, brokers or others, or directly as the securities used to settle rights of conversion, exchange or similar rights conveyed by HRPT to its security holders or other contract counterparties;

–>
directly or through brokers, dealers or agents in private sales at negotiated prices;

–>
through a combination of any such methods of sale; or

–>
by any other legally available means.

HRPT, at the direction of a pledgee of the offered shares or otherwise, or any such pledgee, may sell the shares from time to time to purchasers directly in private sales. Alternatively, HRPT, at the direction of a pledgee of the offered shares or otherwise, or any such pledgee, may from time to time offer the shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholder and/or the purchasers of offered shares for whom they may act as agent. Instead of selling the shares offered by this prospectus, HRPT may pledge, give or distribute the offered shares by other means not described in this prospectus.

If indicated in an applicable prospectus supplement, HRPT may authorize dealers acting as agents to solicit offers by certain institutions to purchase securities from HRPT at the public offering price or prices identified in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates specified in the prospectus supplement.

HRPT and any underwriters, dealers or agents who participate in the distribution of the offered shares may be deemed to be underwriters, and any profits on the sale of the offered shares by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

To the extent HRPT may be deemed to be an underwriter, HRPT may be subject to certain statutory liabilities of the Securities Act, including but not limited to, Sections 11, 12 and 17 of that Act and Rule 10b-5 under the Securities Exchange Act. At any time HRPT or an underwriter makes a particular offer of the shares under this prospectus, if required, HRPT or underwriter will distribute a

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prospectus supplement that will identify the aggregate amount of the shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from HRPT and any discounts, commissions or concessions allowed or reallowed or paid to dealers. We will file the prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part with the SEC to reflect the disclosure of additional information with respect to the distribution of the offered shares.

The shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The shares may be sold in transactions in which this prospectus is delivered or, if HRPT is not an underwriter and is an affiliate of us, in which this prospectus is not delivered. HRPT will determine those prices, or those prices will be determined by agreement between HRPT and underwriters or dealers.

HRPT and any other person participating in a distribution may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-3, 10b-6 or 10b-7, which provisions may limit the timing of purchases and sales of any of the shares by HRPT and any other such person. Furthermore, under Rule 10b-6 under the Exchange Act to the extent applicable, any person engaged in a distribution of the shares may not simultaneously engage in market making activities with respect to the particular shares being distributed for a period of nine business days prior to the commencement of the distribution. All of the foregoing may affect the marketability of the offered shares and the ability of any person or entity to engage in market making activities with respect to the offered shares.

HRPT will pay all fees and expenses incident to the registration of the shares offered hereby.

Validity of the offered shares

Venable LLP, Baltimore, Maryland, will pass upon the validity of the offered shares for us. Venable LLP also serves as special Maryland counsel to HRPT and HPT.

Experts

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. This prospectus is part of a registration statement and does not contain all of the information set forth in the registration statement. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http://www.sec.gov.

Our common shares are traded on the New York Stock Exchange, or NYSE, under the symbol "SNH," and you can review similar information concerning us at the office of the NYSE at 20 Broad Street, New York, New York 10005.

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Documents incorporated by reference

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

We incorporate by reference the documents listed below and any filings made after the date of this prospectus with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering of the securities made by this prospectus is completed or terminated:

–>
our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

–>
our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003;

–>
our Current Report on Form 8-K dated April 11, 2003; and

–>
the description of our common shares contained in our registration statement on Form 8-A (File No. 001-15319), filed on September 22, 1999.

We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those which we specifically incorporate by reference in this prospectus. You may obtain this information at no cost by writing or telephoning us at: 400 Centre Street, Newton, Massachusetts, 02458, (617) 796-8350, Attention: Investor Relations or by visiting our website at www.snhreit.com.

Statement concerning limited liability

THE ARTICLES OF AMENDMENT AND RESTATEMENT ESTABLISHING SENIOR HOUSING PROPERTIES TRUST, DATED SEPTEMBER 20, 1999, TOGETHER WITH ALL AMENDMENTS AND SUPPLEMENTS THERETO, AS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME "SENIOR HOUSING PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SENIOR HOUSING PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SENIOR HOUSING PROPERTIES TRUST. ALL PERSONS DEALING WITH SENIOR HOUSING PROPERTIES TRUST, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF SENIOR HOUSING PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

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